Exhibit 10.1

STOCK PURCHASE AGREEMENT

by

and

among

FELD ENTERTAINMENT, INC.,

FELD ACQUISITION CORP.,

LIVE NATION WORLDWIDE, INC.

and

LIVE NATION MOTOR SPORTS, INC.

Dated as of September 9, 2008

i

4.20	Permits	26
4.21	Bank Accounts	26
4.22	No Other Representations	26

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER		27

5.01	Organization and Authority	27
5.02	Authorization; Valid and Binding Agreement	27
5.03	No Breach	27
5.04	Consents	27
5.05	Litigation	28
5.06	Brokerage	28
5.07	Investment Representation	28
5.08	Solvency	28

ARTICLE VI. COVENANTS OF SELLER AND THE COMPANY		28

6.01	Confidential Information	28
6.02	[Intentionally Omitted]	30
6.03	Covenant Not to Compete	30

ARTICLE VII. ADDITIONAL COVENANTS AND AGREEMENTS		33

7.01	Access to Books and Records	33
7.02	[Intentionally Omitted]	33
7.03	[Intentionally Omitted]	33
7.04	[Intentionally Omitted]	33
7.05	[Intentionally Omitted]	33
7.06	Employees and Employee Benefits	33
7.07	Corporate Names; Intellectual Property Matters	36
7.08	Insurance; Risk of Loss	38

ARTICLE VIII. [Intentionally Omitted]		39

ARTICLE IX. INDEMNIFICATION		39

9.01	Survival of Representations, Warranties, Covenants and Agreements	39
9.02	Indemnification by Seller for the Benefit of the Buyer Parties	39
9.03	Indemnification by the Buyer Parties for the Benefit of Seller	41
9.04	Manner of Payment	42
9.05	Notice and Defense of Third Party Claims	42
9.06	Determination of Loss Amount	42
9.07	Termination of Indemnification	43
9.08	Limitation on Recourse	43
9.09	Defense of and Awards under Indemnified Disputes	43

ARTICLE X. ADDITIONAL COVENANTS AND AGREEMENTS		44

ii

10.01	Disclosure Generally	44
10.02	Acknowledgment by the Buyer Parties	45
10.03	Tax Matters	45
10.04	Further Assurances	50

ARTICLE XI. DEFINITIONS		50

11.01	Definitions	50
11.02	Cross-Reference of Other Definitions	56

ARTICLE XII. MISCELLANEOUS		58

12.01	Press Releases and Communications	58
12.02	Expenses	58
12.03	Knowledge Defined	59
12.04	Notices	59
12.05	Assignment; Third Party Beneficiaries	60
12.06	Severability	60
12.07	References	60
12.08	No Strict Construction	60
12.09	Amendment and Waiver	61
12.10	Complete Agreement	61
12.11	Counterparts	61
12.12	Waiver of Jury Trial	61
12.13	Guarantee	61
12.14	Specific Performance	61
12.15	Governing Law	62
12.16	Jurisdiction	62
12.17	Dispute Resolution	62

Exhibits

Exhibit A	Form of Transition Services Agreement

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of September 9, 2008, by and among Feld Entertainment, Inc., a Delaware corporation (“Parent”), Feld Acquisition Corp., a Texas corporation and wholly-owned subsidiary of Parent (“Buyer” and, together with Parent, the “Buyer Parties”), Live Nation Motor Sports, Inc., a Texas corporation (the “Company”), and Live Nation Worldwide, Inc., a Delaware corporation (“Seller”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI.

WHEREAS, Seller owns all of the issued and outstanding capital stock of the Company as of the date of this Agreement, which consists of 1,000 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”); and

WHEREAS, upon the terms and subject to the conditions set forth herein, Buyer desires to acquire the Shares from Seller, and Seller desires to sell the Shares to Buyer.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE

1.01 Delivery of Estimates; Calculation of Purchase Price.

(a) On or prior to the Closing Date, Seller has delivered to Buyer a certificate (the “Closing Payment Certificate”), setting forth (i) its good faith estimate of Cash On Hand (such estimate is referred to as the “Estimated Cash On Hand”), (ii) its good faith estimate of the Net Working Capital Amount (such estimate is referred to as the “Estimated Net Working Capital Amount”), (iii) the Indebtedness Payoff Amount and (iv) the amount of Transaction Expenses.

(b) For purposes hereof, the “Purchase Price” means an amount equal to (A) $175,000,000 (“Enterprise Value”), plus (B) the Estimated Cash On Hand, minus (C) the Indebtedness Payoff Amount, plus (D) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (E) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, minus (F) the amount of Transaction Expenses. The Purchase Price shall be further increased by any Earn-Out Amounts paid to Seller pursuant to Section 1.05 hereof.

1.02 Purchase and Sale of Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey the Shares to Buyer, and Buyer shall purchase and acquire the Shares from Seller, free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws. The purchase price to be paid by Buyer at the Closing to Seller for the Shares shall consist of a payment by wire transfer of immediately available funds to the account designated by Seller on or prior to the Closing Date, of an amount of cash equal to the Purchase Price.

1.03 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P. located at 666 Fifth Avenue, New York, NY promptly following the parties’ entrance into this Agreement. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

1.04 Final Cash On Hand and Net Working Capital Calculations.

(a) Delivery of Closing Statement. As promptly as possible, but in any event within 75 days after the Closing Date, Parent will deliver to Seller a consolidated balance sheet of the Company as of the Closing Date, which shall be prepared in accordance with GAAP and in a manner consistent with the accounting methodologies and principles set forth on Schedule 1.04 (provided that (i) in the event of a conflict between GAAP and consistency with Schedule 1.04, consistency therewith shall control and (ii) subject to the Buyer Parties’ compliance with Section 1.04(e), Parent may reserve all or any portion of any Designated Accounts Receivable to the extent such amount remains uncollected by the Company or its Subsidiaries as of the date of Parent’s delivery of the Closing Statement), and a reasonably detailed statement (the “Closing Statement”) setting forth Parent’s calculations of Cash on Hand and the Net Working Capital Amount.

(b) Determination. After delivery of the Closing Statement, Seller and its accountants shall be permitted reasonable access to review the Company’s and its Subsidiaries’ books and records and work papers (including the work papers of Parent’s and the Company’s accountants) related to the preparation of the Closing Statement. Seller and its accountants may make inquiries of the Buyer Parties, the Company and their respective accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Parent shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries. If Seller has any objections to the Closing Statement, Seller shall deliver to Parent a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Parent within 45 days after delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the parties hereto. Seller and Parent shall negotiate in good faith to resolve any objections set forth in the Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by Parent and Seller, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within 15 days after the delivery of the Objections Statement, Seller and Parent shall submit such dispute to KPMG Peat Marwick LLP or, in the event of any actual or perceived conflict of interest between KPMG Peat Marwick LLP, on the one hand, and Parent or Seller (as the case may be), on the other hand, to any other nationally recognized independent accounting firm mutually acceptable to Parent and Seller (the “Independent Auditor”). If any dispute is submitted to the Independent Auditor, each party will furnish to the Independent Auditor such work papers and other documents and information relating to the disputed issues as the

Independent Auditor may request and are available to that party or its independent accountants (including information of the Company and its Subsidiaries) and each party shall be afforded the opportunity to present the Independent Auditor material relating to the determination and to discuss the determination with the Independent Auditor. The Independent Auditor shall act as an auditor and not as an arbitrator and shall resolve matters in dispute and adjust and establish any disputed adjustment of the Purchase Price amount to reflect such resolution. It is the intent of Parent and Seller that the process set forth in this Section 1.04 and the activities of the Independent Auditor in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). Seller and Parent shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all such disagreements as promptly as practicable. The resolution of the dispute by the Independent Auditor shall be final, binding and non-appealable on the parties hereto. The Closing Statement shall be modified if necessary to reflect such determination. The fees and expenses of the Independent Auditor shall be allocated for payment by Parent, on the one hand, and/or Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Auditor.

(c) Adjustments.

(i) Cash On Hand Adjustment. If the Cash on Hand as finally determined pursuant to Section 1.04(b) above is greater than the Estimated Cash on Hand, Buyer shall pay to Seller the excess in accordance with Section 1.04(d). If the Cash on Hand as finally determined pursuant to Section 1.04(b) above is less than the Estimated Cash on Hand, Seller shall pay such shortfall to Buyer in accordance with Section 1.04(d).

(ii) Net Working Capital Adjustment. If the Net Working Capital Amount as finally determined pursuant to Section 1.04(b) above is greater than the Estimated Net Working Capital Amount, Buyer shall pay to Seller such excess in accordance with Section 1.04(d). If the Net Working Capital Amount as finally determined pursuant to Section 1.04(b) above is less than the Estimated Net Working Capital Amount, Seller shall pay such shortfall to Buyer in accordance with Section 1.04(d).

(d) Final Adjustment Amount. Without duplication, all amounts owed pursuant to Section 1.04(c)(i) and (ii) shall be aggregated, and the net amount (if any) owed by Buyer to Seller, on the one hand, or Seller to Buyer, on the other hand, is referred to as the “Final Adjustment Amount.” The Final Adjustment Amount shall be calculated as an adjustment to the Purchase Price and the Purchase Price, as so adjusted, is referred to herein as the “Final Purchase Price.” Payment of the Final Adjustment Amount shall be paid by wire transfer of immediately available funds to an account designated by Parent or Seller (as the case may be) within five Business Days after the date of final determination.

(e) Treatment of Designated Accounts Receivable. In the event that a reserve for all or any portion of any Designated Accounts Receivable has been established by Parent pursuant to Section 1.04(a) for purposes of the calculation of Net Working Capital Amount, as finally determined pursuant to Section 1.04(b), Seller will acquire hereunder, and thereafter Seller shall have the right and authority to collect for Seller’s account, that portion of any Designated Accounts Receivable corresponding to such reserve. In furtherance of the foregoing:

(i) from and after the Closing Date, Parent shall not, and shall cause its Affiliates (including the Company and its Subsidiaries) not to, (A) assign, transfer or convey any Designated Accounts Receivable, (B) settle or compromise any claim relating to, or other right to the recovery of, any Designated Accounts Receivable, or (C) enter into any material discussions with the counterparty to such Designated Accounts Receivable regarding the collection thereof, or any other amounts owed or owing by such Person to the Company or any of its Subsidiaries, without the prior written consent of the Seller;

(ii) contemporaneously with the payment of the Final Adjustment Amount, Parent shall, and shall cause the Company and its Subsidiaries to, assign, transfer and convey to Seller all of the Company’s and its Subsidiaries’ rights, title and interest in and to any Designated Accounts Receivable that remains uncollected as of the date of Parent’s delivery of the Closing Statement and notify the counterparty(ies) to any such Designated Accounts Receivable of the assignment thereof, and

(iii) Parent shall, and shall cause Company and its Subsidiaries to, (A) pay to the Seller within three Business Days after receipt thereof any payments received from the counterparty in respect of any Designated Accounts Receivable that remains uncollected as of the date of Parent’s delivery of the Closing Statement in order to ensure that the parties have given effect to the assignment to Seller of such Designated Accounts Receivable and (B) reasonably cooperate with Seller in connection with the collection of any such Designated Accounts Receivable, including, without limitation, by making employees, information and documentation relating to such Designated Accounts Receivable available to Seller as and to the same extent as such employees, information and documentation had or would have been made available to Seller prior to Closing.

1.05 Calculation of Earn-Out Amounts.

(a) Except as otherwise provided in this Section 1.05, no later than 120 days following the last day of the calendar year ending December 31, 2009 and no later than 90 days following the last day of each successive calendar year (each such calendar year, an “Earn-Out Year”) until the earlier of (x) 90 days following the last day of the calendar year ending December 31, 2013 or (y) such time as Seller has been paid the Maximum Earn-Out Amount pursuant to this Section 1.05 (the “Earn-Out Expiration Date”), Parent shall cause the Company to prepare and deliver to Seller a written statement (the “Earn-Out Statement”), setting forth Parent’s good faith calculations of Sponsorship Net Revenue for such Earn-Out Year and the Earn-Out Amount payable to Seller with respect thereto, which calculations shall be certified by Parent’s chief financial officer as true, correct and complete, and accompanied by a detailed summary of all sponsorship revenues and commissions taken into account in the calculation of Sponsorship Net Revenue for such Earn-Out Year. During the 45-day period following Seller’s receipt of each Earn-Out Statement, Parent shall, and shall cause the Company and its Subsidiaries to, provide reasonable access to the Company’s and its Subsidiaries’ books and records and work papers relating to the calculation of Sponsorship Net Revenues (including the work papers of Parent’s accountants and copies of all relevant contracts and agreements) related to the preparation of the Earn-Out Statement, and any other documents that may be reasonably requested by Seller or its authorized representatives to determine whether the calculation of Sponsorship Net Revenue was made in accordance with this Section 1.05. The Earn-Out Statement shall become final and binding upon the parties on the 45th day following Seller’s receipt thereof, unless Seller gives written notice setting forth its disagreement with the Earn-Out Statement (an “Earn-Out Notice of Disagreement”) to Parent prior to such date. If an Earn-Out Notice of Disagreement is received by Parent in a timely manner, then the Earn-Out Statement (as revised in accordance with this Section 1.05) shall become final and binding upon Seller and Parent on the earlier of (i) the date Seller and Parent resolve in writing any differences they have with respect to the matters specified in the Earn-Out Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Independent Auditor. During the 30-day period following the delivery of any Earn-Out Notice of Disagreement, Seller and Parent shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Earn-Out Notice of Disagreement. During such period, Parent and its accountants shall have access to the work papers, schedules and calculations of Seller and Seller’s accountants, if any. At the end of such 30-day period (or such later date as Seller and Parent shall mutually agree in writing), if Seller and Parent are unable to resolve their disagreements with respect to the matters specified in the Earn-Out Notice of Disagreement, Seller and Parent shall furnish to the Independent Auditor such work papers and other documents and information relating to the disputed issues as the Independent Auditor may reasonably request and are available to that party or its independent accountants, and each party shall be afforded the opportunity to present the Independent Auditor material relating to the determination and to discuss the determination with the Independent Auditor. The Independent Auditor shall act as an auditor and not as an arbitrator and shall resolve matters in dispute and adjust and establish any disputed adjustment of Sponsorship Net Revenue and/or the Earn-Out Amount to reflect such resolution. It is the intent of Parent and Seller that the process set forth in this Section 1.05(a) and the activities of the Independent Auditor in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). Seller and Parent shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all such disagreements as promptly as practicable. The resolution of the dispute by the Independent Auditor shall be final, binding and non-appealable by the parties hereto. The Earn-Out Statement shall be modified if necessary to reflect such determination. The fees and expenses of the Independent Auditor shall be allocated for payment by Parent, on the one hand, and/or Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Auditor.

(b) Within five Business Days after an Earn-Out Statement becomes final and binding upon the parties in accordance with Section 1.05(a), Parent shall pay or cause the payment to Seller of an amount in cash equal to the Earn-Out Amount for such Earn-Out Year, payable by wire transfer of immediately available funds to the account designated by Seller in writing to Parent; provided, however, that in no event shall (i) the Earn-Out Amount paid in respect of any Earn-Out Year, or collectively in respect of all Earn-Out Years, exceed the Maximum Earn-Out Amount, and (ii) any Earn-Out Amount be payable in respect of any Earn-

Out Year in which an Acceleration Amount is paid in accordance with Section 1.05(e) or in respect of any Earn-Out Year thereafter.

(c) From the Closing Date through the Earn-Out Expiration Date:

(i) Parent shall cause the respective businesses of the Company and its Subsidiaries (taken as a whole, the “Company Business”) to be conducted in good faith and Parent shall exercise commercially reasonable business judgment to promote the interests of the Company Business, including the generation of Sponsorship Net Revenues;

(ii) Parent shall cause the financial statements used for the determination of Sponsorship Net Revenue to be prepared using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Audited Financial Statements and in a manner consistent with Schedule 1.05(c) (provided that, in the event of a conflict between the Audited Financial Statements and consistency with Schedule 1.05(c), consistency therewith shall control); and

(iii) Parent shall cause to be maintained complete and accurate books and records relating to the calculation of Sponsorship Net Revenues, sufficient in all material respects to permit an audit thereof.

(d) In the event Parent, directly or indirectly, sells, transfers or otherwise disposes of all or substantially all the assets comprising one of the distinct segments of the Company Business listed on Schedule 1.05(d) (a “Transferred Business Segment”) to any Person other than an Affiliate of Parent (each such event, a “Partial Disposition Event”), then:

(i) Sponsorship Net Revenues for the Earn-Out Year in which such Partial Disposition Event occurs shall equal the sum of: (A) the amount of Sponsorship Net Revenue for such Earn-Out Year (other than Sponsorship Net Revenue for such Earn-Out Year attributable to the Transferred Business Segment) plus (B) the product of (1) the amount of Sponsorship Net Revenue attributable to such Transferred Business Segment for the calendar year preceding the Earn-Out Year in which Partial Disposition Event occurs, and (2) the percentage listed on Schedule 1.05(d) opposite and below the Earn-Out Year in which such Partial Disposition Event occurs; and

(ii) Sponsorship Net Revenues for each Earn-Out Year after the Earn-Out Year in which such Partial Disposition Event occurs (each, a “Subsequent Earn-Out Year”) shall equal the sum of: (A) the amount of Sponsorship Net Revenue for such Subsequent Earn-Out Year (other than Sponsorship Net Revenue for such Subsequent Earn-Out Year attributable to the Transferred Business Segment) plus (B) the product of (1) the amount of Sponsorship Net Revenue attributable to such Transferred Business Segment for the calendar year preceding the Earn-Out Year in which such Partial Disposition Event occurs, and (2) the percentage listed on Schedule 1.05(d) opposite the Earn-Out Year in which such Partial Disposition Event occurs and below such Subsequent Earn-Out Year.

(e) Notwithstanding any other provision of this Section 1.05, in the event any of the following transactions is consummated during any Earn-Out Year (each such event, an “Acceleration Event”):

(i) a liquidation or dissolution of Parent (other than a liquidation or dissolution of Parent into or with an Affiliate of Parent after which such Affiliate of Parent continues to operate the Company Business in accordance with Parent’s obligations set forth in Section 1.05(c)) or the termination or cessation of Parent’s business;

(ii) a sale of all or substantially all the assets of Parent to any Person (other than an Affiliate of Parent who or which continues to operate the Company Business in accordance with Parent’s obligations set forth in Section 1.05(c));

(iii) a merger, reorganization, consolidation, amalgamation or share exchange in which the outstanding shares of Parent’s capital stock are converted into or exchanged for a different kind of security of the successor entity and the holders of Parent’s outstanding voting power immediately prior to such transaction do not hold, directly or indirectly, a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction;

(iv) an acquisition of a majority of the outstanding voting capital stock of Parent or a successor Affiliate by one or more Persons who are not Affiliates of Parent;

(v) Parent, directly or indirectly, (A) sells or transfers substantially all of the capital stock of the Company or the assets of the Company Business or otherwise disposes (whether by merger, reorganization, recapitalization or otherwise) of the Company Business to a Person other than an Affiliate of Parent (other than in a transaction consummated after December 31, 2010 in which the aggregate consideration paid to Parent and its Affiliates is less than $125,000,000 and in which such Person does not assume Parent’s obligation to pay Earn-Out Amounts to Seller in accordance with this Section 1.05), or (B) dissolves or liquidates the Company and its Subsidiaries (except, in the case of this clause (B), if Parent or an Affiliate of Parent continues to operate the Company Business in accordance with Parent’s obligations set forth in Section 1.05(c)) or terminates or ceases to operate the Company Business; or

(vi) Parent or a successor Affiliate elects, in its sole discretion, to accelerate the payment of the Earn-Out Amounts payable hereunder,

then, in each case, Parent shall pay or cause the payment to Seller of cash in an amount equal to the Acceleration Amount, payable by wire transfer of immediately available funds to the account designated by Seller in writing to Parent within five Business Days of such event; provided, however, that the sum of the Acceleration Amount and the aggregate of any Earn-Out Amounts previously paid to Parent hereunder shall in no event exceed the Maximum Earn-Out Amount.

(f) For purposes of this Section 1.05:

(i) “Acceleration Amount” means the sum of the Present Values of the Annual Acceleration Amount for the Earn-Out Year in which an Acceleration Event is consummated and for each subsequent Earn-Out Year through December 31, 2013. Schedule 1.05(f)(i) sets forth examples of the calculation of the Acceleration Amount, based on the assumptions set forth therein.

(ii) “Annual Acceleration Amount” means, for each Earn-Out Year, the product of (A) the result of (1) the amount of Target Sponsorship Gross Revenue for such Earn-Out Year, minus (2) the Average Commission Amount, minus (3) $22,400,000, multiplied by (B) 0.57.

(iii) “Average Commission Amount” means, for each Earn-Out Year, an amount equal to the product of (A) Target Sponsorship Gross Revenue for such Earn-Out Year multiplied by (B) the Average Commission Percentage.

(iv) “Average Commission Percentage” means an amount, expressed as a percentage, equal to (A) the sum of (1) an amount, expressed as a percentage, equal to (w) the aggregate Sponsorship Commissions during the calendar year preceding the Earn-Out Year in which an Acceleration Event occurs, divided by (x) the aggregate Sponsorship Gross Revenues during such calendar year plus (2) an amount, expressed as a percentage, equal to (y) the aggregate Sponsorship Commissions during the calendar year two-years prior to the Earn-Out Year in which an Acceleration Event occurs, divided by (z) the aggregate Sponsorship Gross Revenues during such calendar year, divided by (B) 2.

(v) “Earn-Out Amount” means, with respect to each Earn-Out Year, the product of (A) the amount (if any) by which Sponsorship Net Revenue for such Earn-Out Year exceeds $22,400,000, multiplied by (B) 0.57. Schedule 1.05(f)(v) sets forth examples of the calculation of the Earn-Out Amount based on the assumptions set forth therein.

(vi) “Maximum Earn-Out Amount” means (A) $30,000,000 minus (B) fifty-percent (50%) of the aggregate amount of any Company EBITDA Losses.

(vii) “Present Value” of any Annual Acceleration Amount means (A) with respect to each Earn-Out Year after the Earn-Out Year in which an Acceleration Event occurs, the present value of such Annual Acceleration Amount, assuming a discount rate equal to 10% per Earn-Out Year, and (B) with respect to the Earn-Out Year in which such Acceleration Event occurs, the present value of such Annual Acceleration Amount, assuming a discount rate equal to 10% multiplied by a fraction the numerator of which is the number of days in such Earn-Out Year that have elapsed as of the date on which such Acceleration Event occurs and the denominator of which is 365.

(viii) “Sponsorship Commissions” means, with respect to any period, the aggregate amount of any commissions actually paid to sales personnel (including independent contractors or other unaffiliated third parties) during such period to the extent directly attributable to Sponsorship Gross Revenue for such period; provided, however, that (A) any Sponsorship Commissions paid to sales personnel employed by Parent or any of its Subsidiaries in excess of 12% of any applicable Sponsorship Gross Revenue shall be disregarded for purposes of the calculation of Sponsorship Net Revenue or the Average Commission Percentage, (B) any Sponsorship Commissions paid to independent contractors or other unaffiliated third parties retained by Parent or any of its Subsidiaries in excess of 12% of any applicable Sponsorship Gross Revenue attributable to any Person who had been a source of Sponsorship Gross Revenue at any time during the period from January 1, 2006 through and including the Closing Date shall be disregarded for purposes of the calculation of Sponsorship Net Revenue or the Average Commission Percentage, and (C) any Sponsorship Commissions paid to independent contractors or other unaffiliated third parties retained by Parent or any of its Subsidiaries in excess of 20% of any applicable Sponsorship Gross Revenue attributable to any Person who had not been a source of Sponsorship Gross Revenue at any time during the period from January 1, 2006 through and including the Closing Date shall be disregarded for purposes of the calculation of Sponsorship Net Revenue or the Average Commission Percentage.

(ix) “Sponsorship Gross Revenue” means, with respect to any period, the aggregate amount of all sponsorship revenue recognized and collected during such period that is directly or indirectly attributable to the operation of the Company Business in the United States and Canada, as determined in accordance with GAAP and in a manner consistent with the Audited Financial Statements and the methodologies and principles set forth on Schedule 1.05(c).

(x) “Sponsorship Net Revenue” means, with respect to any period, (A) Sponsorship Gross Revenue for such period, less (B) Sponsorship Commissions for such period.

(xi) “Target Sponsorship Gross Revenue” means, with respect to any Earn-Out Year, the amount listed below such Earn-Out Year on Schedule 1.05(f)(xi).

(g) Notwithstanding the foregoing, Parent shall deduct from all or any portion of any Earn-Out Amounts or the Acceleration Amount otherwise payable to Seller under this Section 1.05 an amount equal to fifty-percent (50%) of the aggregate amount of any Company EBITDA Losses, it being understood and agreed that in no event shall the aggregate amounts payable to Seller pursuant to this Section 1.05 be reduced by an amount in excess of fifty-percent (50%) of the aggregate amount of any Company EBITDA Losses (except as contemplated by Section 1.05(f)(vi)(B)). In the event that the existence of any Company EBITDA Breach is finally determined by a court having jurisdiction over such matters pursuant to Section 12.16 after payment by Parent to Seller of any Earn-Out Amount or Acceleration Amount pursuant to this Section 1.05, Seller shall, promptly following such determination, pay to Parent an amount equal to any deductions from such Earn-Out Amount or Acceleration Amount that would otherwise have been applicable pursuant to the preceding sentence had the existence of such Company EBITDA Breach finally been determined before payment by Parent to Seller of such Earn-Out Amount or the Acceleration Amount.

(h) Nothing in this Section 1.05 shall be construed to create any partnership, joint venture, strategic alliance, fiduciary, agency or other similar relationship between Parent, including any of its Subsidiaries, and Seller.

1.06 No Further Ownership Rights in Shares. The aggregate Purchase Price, when delivered at Closing in accordance with Section 1.02 in exchange for the Shares (exclusive of any adjustments to the Purchase Price pursuant to Sections 1.04 or 1.05), shall be deemed to have been paid in full satisfaction of all Seller’s rights pertaining to the Shares, and Seller shall have no further rights as a shareholder of the Company after the Closing; provided, however, that nothing set forth in this Section 1.06 shall relieve the Buyer Parties of their obligations hereunder to make any payments required to be made to Seller in accordance with Sections 1.04 and 1.05 hereof.

ARTICLE II.

CONDITIONS TO CLOSING

2.01 Conditions to Buyer’s Obligations. The obligation of the Buyer Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or Parent’s waiver) of the following conditions as of the Closing Date:

(a) The applicable waiting periods, if any, under the HSR Act (including any extensions thereof) shall have expired or been terminated;

(b) Seller shall have executed and delivered to the Buyer Parties a Transition Services Agreement, substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”);

(c) All consents, authorizations, waivers and approvals listed on Schedule 2.01(c) shall have been duly obtained and delivered to the Buyer Parties;

(d) Seller shall have delivered or caused to be delivered to Buyer the certificates representing the Shares owned by Seller, duly endorsed for transfer or accompanied by appropriate transfer documents, and the Shares shall be free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws; and

(e) Seller shall have delivered or caused to be delivered to the Buyer Parties each of the following:

(i) resignations effective as of the Closing from the officers and directors of the Company and each of its Subsidiaries listed on Schedule 2.01(e) hereof;

(ii) certified copies of the resolutions duly adopted by Seller’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Seller is a party, and the consummation of all transactions contemplated hereby and thereby;

(iii) UCC termination statements or other releases in a form reasonably satisfactory to Parent, dated as of the Closing Date and (if applicable) in a form suitable for filing, evidencing the release of any Liens other then Permitted Liens on the Shares or any assets of the Company or its Subsidiaries and any guarantee by the Company or any of its Subsidiaries of Indebtedness of any other Person, including without limitation the Liens and guarantees arising under the Senior Credit Facility;

(iv) a properly executed certificate in a form reasonably satisfactory to Parent in accordance with Treasury Regulation Section 1.1445-2; and

(v) an affidavit or affidavits from Seller to be delivered to Buyer’s title company for purposes of obtaining current extended coverage ALTA Owner’s Policy including a non-imputation endorsement with respect to the Owned Real Property, in a form reasonably satisfactory to Seller.

2.02 Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or the waiver by Seller) of the following conditions as of the Closing Date:

(a) Buyer shall have delivered, or caused to be delivered, the Purchase Price to Seller, by wire transfer of immediately available funds in accordance with Section 1.02;

(b) The applicable waiting periods, if any, under the HSR Act (including any extensions thereof) shall have expired or been terminated;

(c) Seller shall have received all consents, waivers, releases and authorizations required under the Senior Credit Facility in connection with the consummation of the transactions contemplated hereby, in each case, on such terms and conditions as may be satisfactory to Seller in its sole and absolute discretion;

(d) The Buyer Parties shall have executed and delivered to Seller the Transition Services Agreement; and

(e) The Buyer Parties shall have delivered or caused to be delivered to Seller certified copies of the resolutions duly adopted by each Buyer Parties’ board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which such Buyer Party is a party, and the consummation of all transactions contemplated hereby and thereby.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure schedules attached hereto (the “Disclosure Schedules”), Seller represents and warrants to the Buyer Parties as follows:

3.01 Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

3.02 Authorization; Valid and Binding Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming this Agreement is the valid and binding agreement of the Buyer Parties, this Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03 Ownership of Capital Stock. As of the date of this Agreement, Seller is the record owner of the Shares and, together with its parent entities, a beneficial owner of the Shares. At the Closing, Seller shall transfer to Buyer good title to the Shares, free and clear of any Liens, other than applicable federal and state securities law restrictions and Liens being released at the Closing.

3.04 No Breach. Except (i) as set forth on Schedule 3.04 and (ii) for the applicable requirements of the HSR Act and any other Antitrust Law, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien (other than a Permitted Lien) upon any asset of the Company or any of its Subsidiaries, or require any material permit, authorization, consent or approval by, filing with or notice or declaration to, any Governmental Authority, under (a) the provisions of Seller’s certificate of incorporation or bylaws, (b) any indenture, mortgage, note, bond, encumbrance, license, government registration, contract, lease, franchise, permit, agreement or other instrument or obligation to which Seller is a party or by which Seller or its properties or assets may be bound, or (c) any law, statute or regulation or order, judgment or decree to which Seller is subject, except, in the case of clauses (b) and (c), where the failure of any of the foregoing to be true would not have a Material Adverse Effect or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

3.05 Consents. Except for the applicable requirements of the HSR Act and any other applicable Antitrust Law, Seller is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement, or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby.

3.06 Litigation. There are no actions, suits or proceedings pending or, to Seller’s knowledge, threatened against or affecting Seller before or by any Governmental Authority, which would adversely affect in any material respect Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Disclosure Schedules, the Company represents and warrants to the Buyer Parties as follows:

4.01 Organization and Authority.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and the Company has all requisite corporate power to own and operate its properties and to carry on its businesses as now conducted.

(b) The Company is duly qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Company has made available to the Buyer Parties true, correct, and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

4.02 Authorization; Valid and Binding Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of the Buyer Parties, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 Capital Stock. The total authorized capital stock of the Company consists of 1,000,000 shares of Common Stock, of which 1,000 shares of Common Stock are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Common Stock are duly and validly issued and outstanding, and are fully paid and non-assessable. All of the issued and outstanding shares of Common Stock are held of record by Seller, free and clear of all Liens, except Liens that will be released at the Closing. Except as set forth on Schedule 4.03, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into, or exchangeable for, any shares of capital stock of any class or other equity interests of the Company.

4.04 No Breach. Except (i) as set forth on Schedule 4.04 and (ii) for the applicable requirements of the HSR Act and any other applicable Antitrust Law, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien (other than a Permitted Lien) upon any asset of the

Company or any of its Subsidiaries, or require any permit, authorization, consent or approval by, filing with or notice or declaration to, any Governmental Authority, under (a) the provisions of the Company’s or any of its Subsidiaries’ certificate of incorporation, bylaws or equivalent organizational documents, (b) any Material Contract or Real Property Lease, or (c) any law, statute or regulation or order, judgment or decree to which the Company or any of its Subsidiaries is subject, except, in the case of clause (c), where the failure of any of the foregoing to be true would not have a Material Adverse Effect.

4.05 Subsidiaries.

(a) Except as set forth on Schedule 4.05(a), neither the Company nor any of its Subsidiaries owns any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Each Subsidiary of the Company identified on Schedule 4.05(a), (i) is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has all requisite corporate power and authority to carry on its businesses as now conducted and (iii) is duly qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except, in each case, where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Company has made available to the Buyer Parties true, correct, and complete copies of the certificate or incorporation, bylaws or equivalent organizational documents of each of its Subsidiaries as currently in effect.

(b) All of the issued and outstanding shares of capital stock or other equity interest of each Subsidiary of the Company are duly and validly issued and outstanding, and are fully paid (in compliance with applicable laws) and, to the extent applicable, non-assessable. Except as set forth on Schedule 4.05(b), (i) each Subsidiary of the Company is wholly owned by the Company or another Subsidiary of the Company; (ii) all of the issued and outstanding shares of capital stock or other ownership interest of each Subsidiary of the Company are directly or indirectly owned by the Company, free and clear of all Liens, except for Permitted Liens and Liens that will be released at the Closing; and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock or other equity interests of any Subsidiary of the Company.

4.06 Financial Statements.

(a) The Company has furnished the Buyer Parties with true, correct, and complete copies of (i) its audited consolidated balance sheets as of December 31, 2007 and 2006, and the related audited consolidated statements of income and cash flows of the Company for the fiscal years ended December 31, 2007 and 2006 (collectively, the “Audited Financial Statements”) and (ii) its unaudited consolidated balance sheet as of June 30, 2008, and the related unaudited consolidated statement of income of the Company for the six months ended June 30, 2008 (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), copies of which are attached to Schedule 4.06(a). Except as set forth on Schedule 4.06(a), the Financial Statements were prepared in accordance with GAAP, are true and correct in all material respects, and fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries (taken as a whole) as of the dates and for the periods indicated (subject, in the case of the Interim Financial Statements, to the absence of footnote disclosure, and normal year-end adjustments).

(b) Neither the Company nor any of its Subsidiaries has (x) any obligations or liabilities (whether pursuant to contracts or otherwise, matured or unmatured, fixed or contingent) required to be recorded on a balance sheet prepared in accordance with GAAP or (y) to the Company’s knowledge, any other obligations or liabilities (whether pursuant to contracts or otherwise, matured or unmatured, fixed or contingent) other than, in each case, (i) those set forth or adequately provided for in the Latest Balance Sheet, (ii) those incurred in the ordinary course of business and not required to be set forth in the Latest Balance Sheet in accordance with GAAP, (iii) those incurred in the ordinary course of business since the date of the Latest Balance Sheet, (iv) those incurred in connection with the execution of this Agreement and the performance by the Company of its obligations hereunder, and (v) those set forth on Schedule 4.06(b) or elsewhere on the Disclosure Schedules.

4.07 Absence of Certain Developments. Except as set forth on Schedule 4.07, since December 31, 2007, the Company and each of its Subsidiaries has conducted its business in the ordinary course of business, and there has not been any event, occurrence or development which, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.07, or except as contemplated by this Agreement, since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has:

(a) mortgaged, pledged or subjected to any material Lien, any material portion of the assets of the Company and its Subsidiaries, taken as a whole, except Permitted Liens;

(b) sold, assigned or transferred any material portion of the tangible assets of the Company Business, except in the ordinary course of business;

(c) sold, assigned or transferred any of its material Intellectual Property;

(d) redeemed or repurchased, directly or indirectly, any shares of capital stock or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock;

(e) issued, sold or transferred any of its capital stock, securities convertible into its capital stock or warrants, options or other rights to acquire its capital stock;

(f) made any loan, advance or capital contribution to or investment in any Person other than expenses or advances to employees of the Company or its Subsidiaries made in the ordinary course of business;

(g) made any material capital expenditures or commitments therefor, except in the ordinary course of business;

(h) changed any of its accounting policies, practices or procedures;

(i) revalued in any material respect any of its assets, including, without limitation, writing down the value of any assets or inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

(j) amended or modified its certificate of incorporation, bylaws or equivalent organizational documents;

(k) delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

(l) suffered any material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) experienced or been subject to any labor dispute, other than routine individual grievances, or any activity, action, suit or proceeding, by a labor union or representative thereof to organize any employees of the Company or its Subsidiaries, which employees were not subject to a collective bargaining agreement as of the date of the Latest Balance Sheet, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(n) except for normal increases in the ordinary course of business, or as required by previously existing contract, increased the compensation or benefits payable to any of its present or former officers or senior executives; or

(o) entered into any agreement, arrangement or commitment to take any actions specified in this Section 4.07, except for this Agreement.

4.08 Title to Properties.

(a) Except as set forth on Schedule 4.08(a), the Company and its Subsidiaries own good title to, hold pursuant to valid and enforceable leases or otherwise have the legal right to use, all of the tangible personal property shown to be owned by them on the Latest Balance Sheet (except for such personal property sold or disposed of subsequent to the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens. Except as contemplated by the Transition Services Agreements and except for matters disclosed in Schedule 4.17, the property and assets of the Company and its Subsidiaries will, as of the Closing Date, be sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b) Schedule 4.08(b) lists all real property owned by the Company or any of its Subsidiaries (“Owned Real Property”). With respect to each parcel of Owned Real Property, except as set forth on Schedule 4.08(b) and except for matters that would not materially impair the use or value of the Owned Real Property: (i) the Company or one of its Subsidiaries has good and indefeasible fee simple title, free and clear of all Liens, except for Permitted Liens; (ii) neither the Company nor any of its Subsidiaries has leased, licensed or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) to the Company’s knowledge, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iv)

to the Company’s knowledge, all Improvements (as defined in the Declaration) commenced, constructed, placed, erected and maintained on the Owned Real Property, and all alterations, changes and additions made to any such Improvements (as defined in the Declaration)(except those made to the interior of a building) have been submitted to and approved in writing by the Committee (as defined in the Declaration). As used in this paragraph, the term “Declaration” shall mean that certain Declaration of Covenants, Conditions, Restrictions and Easements of the Meridian Business Campus Phase, 1 recorded June 13, 1984 as Document R84-44944, as amended.

(c) The real property demised by the leases described on Schedule 4.08(c) (the “Real Property Leases”) constitutes all of the material real property leased, subleased, licensed or otherwise used by the Company and its Subsidiaries (including, for the avoidance of doubt, any leases, subleases, licenses or other use arrangements with a term of less than one year) (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Except as set forth on Schedule 4.08(c), the Real Property Leases are in full force and effect, subject to proper authorization and execution of such lease by the other party and the limitations of bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Company has made available to the Buyer Parties true and complete copies of the Real Property Leases. With respect to the Real Property Leases, except as set forth on Schedule 4.08(c), neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto, is in default under any such Real Property Lease, and, to the Company’s knowledge, there is not under any of such Real Property Leases, any event which, with notice or lapse of time or both, would constitute a material default thereunder. No consent, authorization and/or approval is required from any landlord or any other party to the Real Property Leases in connection with this Agreement or the consummation of any of the transactions contemplated by this Agreement.

(d) The Real Properties (taken as a whole) are in good condition and repair, subject to normal wear and maintenance given their relative ages. The Company has not received any written notice of any violation or alleged violation of any applicable laws, ordinances, regulations, rules, orders and insurance requirements and/or restriction of record. All material certificates, licenses, consents, permits or approvals required with respect to current use and occupancy of the Real Properties have been obtained and are currently in effect. Except (i) as contemplated by the Transition Services Agreement or (ii) pursuant to any common area, landlord access or similar rights contemplated by the terms of the Real Property Leases, there are no parties in possession of the Real Properties other than the Company and its Subsidiaries.

4.09 Tax Matters. Except as set forth on Schedule 4.09:

(a) Each Affiliated Group has timely filed all income Tax Returns that it was required to file for each Tax period during which the Company or any of its Subsidiaries was a member of such Affiliated Group, and each of Seller, the Company and its Subsidiaries has timely filed all Tax Returns required to be filed by it, in each case taking into account all applicable extensions. All such Tax Returns were correct and complete in all material respects. All income Taxes owed by any Affiliated Group (whether or not shown on any Tax Return) have been paid for each Tax period during which the Company or any of its Subsidiaries was a member of such Affiliated Group, and all Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, except, in each case, to the extent such Taxes are being contested in good faith by appropriate proceedings and are disclosed on Schedule 4.09. No claim has ever been made in writing by a Taxing authority in a jurisdiction where an Affiliated Group, the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.

(b) Except as set forth on Schedule 4.09, neither the Company nor any of its Subsidiaries is currently the beneficiary of an extension of time within which to file any Tax Return.

(c) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) No unresolved dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries for any Tax period ended on or before the Closing Date has been raised by any Taxing authority in writing. None of Seller, the Company or any of its Subsidiaries has received written notice that any Taxing authority intends to assess additional Taxes against the Company or any of its Subsidiaries for any Tax period ended on or before the Closing Date.

(e) None of Seller, the Company, any of the Company’s Subsidiaries or, for any Tax period during which the Company or any of its Subsidiaries was a member of an Affiliated Group, such Affiliated Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; provided, however, that the statutes of limitation for assessment with respect to the 2003, 2004 and 2005 federal income tax returns of the Affiliated Group of which the Company and its Subsidiaries were members during such years have been extended to March 31, 2009.

(f) There are no Liens on any assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries is, or has been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(h) Neither the Company nor any of its Subsidiaries (i) has, since January 1, 2003, ever been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than, (1) with respect to Post-Spin Off Tax Periods, a group the common parent of which was Live Nation Holdco #2, Inc., a Delaware corporation (“Holdco”) and (2) with respect to Tax periods preceding any Post-Spin Off Tax Period, a group the common parent of which was Clear Channel Communications, Inc.), (ii) is a party to any Tax sharing, indemnification or allocation agreement which is currently in effect, except that certain Tax Matters Agreement by and among Clear Channel Communications, Inc., CCE Spinco, Inc. and CCE Holdco #2, Inc. dated as of December 21, 2005 (the “Clear Channel Tax Sharing Agreement”), or owes any amount under any Tax sharing, indemnification or allocation agreement, or (iii) is currently liable for any unpaid Taxes of any Person (other than the Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Laws), as a transferee or successor, by contract, or otherwise.

(i) Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code and has complied with all reporting and recordkeeping requirements under Section 6038A of the Code with respect to certain foreign-owned companies and transactions with certain related parties.

(j) There are no consolidated net operating losses, net capital losses, net unrealized built-in losses, foreign tax credits, minimum tax credits, investment tax credits or other tax credits allocable to the Company and its Subsidiaries under Treas. Reg. § 1.1502-21, § 1.1502-22, § 1.1502-79 or § 1.1502-95, and there are no limitations applicable to the Company and its Subsidiaries under Sections 382 and 383 of the Code (taking into account the apportionment or nonapportionment of the Section 382 limitation under Treas. Reg. §1.1502-95).

(k) None of the Company, any of its Subsidiaries or, for any Tax period during which the Company or any of its Subsidiaries was a member of an Affiliated Group, such Affiliated Group has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

(l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, its Taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) a change in method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local, or foreign income Tax Laws), (iii) any intercompany transaction or any excess loss account (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax Laws), (iv) any installment sale or open transaction made on or prior to the Closing Date, or (v) as a result of any prepaid amount received on or prior to the Closing Date.

(m) None of the property of the Company or any of its Subsidiaries (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, or (iii) is subject to a tax benefit transfer lease under Section 168(f)(8) of the Internal Revenue Code of 1954.

(n) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person (other than the indirect distribution of such stock in connection with the spin-off of Live Nation from Clear Channel Communications, Inc.), in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(o) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, limited liability company or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

(p) Neither the Company nor any of its Subsidiaries has engaged in a transaction that is a “reportable transaction” within the meaning of Section 6707A of the Code or Treasury Regulation § 1.6011-4.

(q) Neither the Company nor any of its Subsidiaries has ever elected, or had an election made with respect to it, to be treated as an “S corporation” or “qualified subchapter S subsidiary” within the meaning of Section 1361 of the Code.

(r) Any claim of breach of representation or warranty regarding Taxes shall be made only under this Section 4.09 and shall not be made under any other representation or warranty contained in this Agreement.

4.10 Contracts and Commitments.

(a) Except for the contracts, commitments, agreements, leases and licenses set forth on Schedule 4.10(a), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to any written or, to the Company’s knowledge, oral: (i) agreement for the employment of any officer, individual employee or other individual on a full time or consulting basis; (ii) loan agreement or indenture relating to Indebtedness; (iii) lease or agreement under which it is the lessee of, or holds or operates, any tangible personal property owned by any other Person for which the annual rental exceeds $100,000 and which is not terminable on 60 or fewer days notice by the Company or any of its Subsidiaries without material liability; (iv) contract, or group of related contracts with the same Person (other than purchase orders entered into in the ordinary course of business), which (A) by its terms requires (x) payments by the Company or any of its Subsidiaries in excess of $100,000 annually or in excess of $200,000 over the remaining term of such contract or (y) payments to the Company or any of its Subsidiaries in excess of $250,000 annually or in excess of $500,000 over the remaining term of such contract and (B) is not terminable on 60 or fewer days notice by the Company or any of its Subsidiaries without material liability; (v) contract containing covenants materially limiting the ability of the Company or any of its Subsidiaries to compete in any line of business (other than exclusivity arrangements entered into in the ordinary course of business); (vi) license by which the Company or any of its Subsidiaries is granted the right to use Intellectual Property material to the conduct of its business, other than licenses for commercial software that is “off-the-shelf” or widely available; (vii) joint venture, partnership or similar contract or agreement involving a sharing of profits, losses, costs or liabilities by the Company and its Subsidiaries; (viii) contract that provides for the radio or television broadcast of any events organized or conducted by the Company or any of its Subsidiaries; (ix) guarantee of any Indebtedness or other obligations of any other Person; (x) any agreement relating to the sponsorship of any events of the Company or any of its Subsidiaries providing for annual payments to the Company or its Subsidiaries in excess of $250,000; (xi) any agreement for the use of venues for events of the Company or any of its Subsidiaries occurring after the date hereof that is material to the operation of the Company Business as currently conducted, or (xii) any sanctioning agreements with any professional motor sports association (each contract, commitment, agreement, lease or license described in subsections (i) – (xii) above, a “Material Contract”).

(b) The Company has made available to the Buyer Parties true, correct and complete copies of all Material Contracts. With respect to each Material Contract, except (x) as set forth on Schedule 4.10(b) or (y) where the failure of any of the following to be true would not have a Material Adverse Effect: (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to the Company or one of its Subsidiaries, and to the Company’s knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) none of the Company, any of its Subsidiaries and, to the Company’s knowledge, any other party is in breach or default, and, to the Company’s knowledge, no event has occurred which with notice or lapse of time or both would constitute a breach or default by the Company, any of its Subsidiaries or, to the Company’s knowledge, any such other party, or permit termination, modification or acceleration, under such agreement.

4.11 Intellectual Property.

(a) Schedule 4.11(a) contains a list of all (i) Intellectual Property owned by the Company or any of its Subsidiaries and used in the conduct of the businesses of the Company and its Subsidiaries (including, as applicable for each item listed, the record owner, the jurisdiction, the application and registration numbers, the filing date, the issuance or registration date, the registrar and the expiration date) and registered with any Governmental Authority (or with any Person that maintains domain name registrations) and all applications for any such registration; (ii) common law trademarks owned by the Company or any of its Subsidiaries that are material to the conduct of the businesses of the Company and its Subsidiaries; and (iii) common law copyrights owned by the Company or any of its Subsidiaries that are material to the conduct of the businesses of the Company and its Subsidiaries. Except as set forth on Schedule 4.11(a) or as would not have a Material Adverse Effect, each such registration or application has been maintained effective by all requisite filings, renewals and payments, and remains in full force and effect. Except as indicated therein, none of the material Intellectual Property identified in Schedule 4.11(a) has been abandoned or cancelled.

(b) Except as set forth on Schedule 4.11(b) or as would not have a Material Adverse Effect, (i) the Company or one of its Subsidiaries owns all right, title and interest in and to, or possesses the valid and enforceable right to use, all material Intellectual Property used by the Company and its Subsidiaries in the conduct of their respective businesses free and clear of any Liens, other than Permitted Liens; (ii) during the three-year period prior to the date of this Agreement neither the Company nor any of its Subsidiaries has received any written notices of infringement or misappropriation from any Person with respect to the Company or any of its Subsidiaries’ use of any material Intellectual Property; (iii) no other Person has any license, option or other right in and to any material Intellectual Property; (iv) neither the Company nor any of its Subsidiaries is a party to any co-existence, consent, settlement or similar agreements, limiting or modifying the rights of the Company or any of its Subsidiaries in any material Intellectual Property; (v) neither the Company nor any of its Subsidiaries has brought any action, lawsuit, proceeding, investigation, demand or other claim against any Person nor provided notice to any Person (including by cease and desist letter) that such Person is infringing, diluting or misappropriating any material Intellectual Property and to the Company’s knowledge, no Person is infringing any material Intellectual Property owned by the Company or any of its Subsidiaries; and (vi) neither the Company nor any of its Subsidiaries has received written notice that any material Intellectual Property has been declared unenforceable or otherwise invalid by any Governmental Authority.

(c) The Company’s and its Subsidiaries’ use and dissemination of any and all personally identifiable data and information provided by users in connection with the use of its web sites by users is in compliance in all material respects with all applicable privacy policies, terms of use and Laws.

(d) This Section 4.11, Section 4.10(a)(vi) and Section 4.07(c) constitute the sole and exclusive representations and warranties of the Company with respect to any matters relating to Intellectual Property.

4.12 Litigation.

(a) Except as set forth on Schedule 4.12(a), (i) there are no actions, suits or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or any properties or rights of the Company or any of its Subsidiaries, before any Governmental Authority or in connection with any arbitration or mediation proceeding, which, individually or in the aggregate would have a Material Adverse Effect, (ii) neither the Company nor any of its Subsidiaries is subject to or in default under any material outstanding judgment, order or decree of any Governmental Authority, and (iii) none of the Company, its Subsidiaries or, to the Company’s knowledge, any of their respective officers, directors or employees, is the subject of, has been named in or has received any written notice of any material investigation by any Governmental Authority.

(b) Except as set forth on Schedule 4.12(b), to the Company’s knowledge, no event or occurrence has taken place prior to the date hereof in connection with any event constituting a part of the Company Business which is reasonably likely to result in a workers’ compensation or tort claim against the Company or any of its Subsidiaries.

4.13 Employee Benefit Matters.

(a) Employee Benefit Plans. Schedule 4.13(a) sets forth a list of each material Employee Benefit Plan. With respect to the Employees, each Employee Benefit Plan (1) complies in form and in operation in all material respects with the applicable provisions of ERISA, the Code and other applicable law, (2) other than routine claims for benefits, there are no claims or lawsuits pending or, to the Company’s knowledge, threatened against or arising out of an Employee Benefit Plan, and (3) all contributions and deposits due and payable under or with respect to each Employee Benefit Plan have been made.

(b) Benefit Plan Documents. With respect to each Employee Benefit Plan, the Company has made available to the Buyer Parties, as applicable, true, correct and complete copies of (i) all plan documents, including all amendments thereto, (ii) all summary plan descriptions, (iii) the most recent annual report (including any reports on Form 5500) filed with the Internal Revenue Service, and (iv) the most recent determination, opinion or other qualification letter, if any, issued by the Internal Revenue Service (the “IRS”).

(c) Plan Qualification. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code does so qualify and either is a prototype plan covered by an IRS opinion letter, or has received a favorable determination letter from the Internal Revenue Service, and the Internal Revenue Service has not taken and, to the Company’s knowledge, does not have grounds to take action to revoke any such letter.

(d) Certain Plans. Neither the Company nor any ERISA Affiliate maintains, contributes to or has any liability in respect of any Multiemployer Plan or any other pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA. No Employee Benefit Plan provides medical or other welfare benefits to any present or former employee, director or consultant of the Company or its Subsidiaries beyond termination of service other than group health plan coverage mandated by law. Except as set forth in Schedule 4.13(d), (1) since January 1, 2005 each Employee Benefit Plan that is covered by Section 409A of the Code has been operated in good faith compliance, with respect to present or former employees, directors and consultants of the Company and its Subsidiaries, with the provisions of Section 409A of the Code and the applicable guidance issued by the IRS thereunder such that no such person could be reasonably expected to incur any additional tax under Section 409A(a)(1)(B)(i) of the Code with respect to his or her participation in such Employee Benefit Plan, and (2) no payment made or to be made by the Company or any Subsidiary in connection with or as a result of the contemplated transaction will be nondeductible for federal income tax purposes by reason of Section 280G of the Code.

(e) Characterization. The Company and its Subsidiaries have properly characterized the status of its and their workers for income and employment tax purposes.

(f) Foreign Plans. Except as set forth on Schedule 4.13(f), neither the Company nor any of its Subsidiaries maintains, contributes or has any obligation to contribute to any employee benefit plan that is subject to the laws of a jurisdiction outside the United States (a “Foreign Plan”). All Foreign Plans have been maintained in compliance in all material respects with their terms and applicable local law, and neither the Company nor any Subsidiary has any unfunded obligation for the payment of any previously accrued benefits under a Foreign Plan.

4.14 Insurance. Schedule 4.14 lists each insurance policy maintained by or in favor of the Company or any of its Subsidiaries (collectively, the “Insurance Policies” and each individually, an “Insurance Policy”), indicating for each Insurance Policy the carrier, the insured, the type of insurance, the amounts of coverage and the expiration date. All of such insurance policies are valid, enforceable and in full force and effect, and neither the Company nor any Subsidiary of the Company is in default with respect to its obligations under any of such insurance policies, except where such default would not have a Material Adverse Effect. There is no individual claim in excess of $100,000, and there are not aggregate claims exceeding $250,000, pending under the Insurance Policies and relating to the Company or any of its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriter(s) of such policy. Except as set forth on Schedule 4.14, all premiums due and payable under the Insurance Policies have been paid.

4.15 Compliance with Laws. Except as set forth on Schedule 4.15, the Company and its Subsidiaries are in compliance in all material respects with all laws and regulations of

Governmental Authorities applicable to the business and operations of the Company and its Subsidiaries as presently conducted. Neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any director, officer, agent, employee or other Person acting on behalf of any of the Company or any of its Subsidiaries, has used any corporate funds of the Company or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds. No representation or warranty is made in this Section 4.15 with respect to compliance with laws relating to matters covered by Sections 4.09 (Tax Matters), 4.11 (Intellectual Property), 4.13 (Employee Benefit Plans), or 4.16 (Environmental Matters).

4.16 Environmental Matters. Except as set forth on Schedule 4.16:

(a) The Company and its Subsidiaries are, and for the past five years have been, in compliance with all applicable Environmental Laws, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have all permits, licenses and other authorizations required under applicable Environmental Laws, and are in compliance with such permits, licenses and authorizations.

(c) Neither the Company nor any of its Subsidiaries has, within the five years prior to the date of this Agreement, received any written notice from any Governmental Authority, that alleges that any of them is in violation of Environmental Laws or has any material liability arising under applicable Environmental Laws or obligations under any consent decrees, orders, directives or other similar agreements arising under Environmental Law, including any investigatory, remedial or corrective obligation, relating to the Company, its Subsidiaries or their facilities, the subject of which is unresolved, and which would reasonably be expected to have a Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at or on any of the properties owned or occupied by the Company or its Subsidiaries at the time owned or occupied by the Company or any of its Subsidiaries except in accordance with all applicable Environmental Laws or except as would not reasonably be expected to have a Material Adverse Effect.

(e) The Company and its Subsidiaries have provided the Buyer Parties with copies of reports in its possession regarding any material pollution, contamination or other environmental conditions existing on, at, or underlying any properties used by the Company or any of its Subsidiaries in connection with their operations, and pertaining to any violations of Environmental Law known to the Company or any of its Subsidiaries that have not been remedied or resolved.

(f) This Section 4.16 constitutes the sole and exclusive representations and warranties of the Company with respect to any environmental, health or safety matters, including, without limitation, any arising under Environmental Laws.

4.17 Affiliated Transactions. Except as set forth on Schedule 4.17, no officer, director, stockholder or Affiliate (other than the Company or any of its Subsidiaries) of Seller, the Company or any of their Subsidiaries is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any property or assets used by the Company or any of its Subsidiaries.

4.18 Employees.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with respect to the Employees with any labor organization, group or association and, to the Company’s knowledge, there have been no attempts to organize the Employees within the one-year period prior to the date of this Agreement. There is no labor strike, labor disturbance or work stoppage pending against the Company or any of its Subsidiaries. Except as would not have a Material Adverse Effect, (i) there are no administrative proceedings or court complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the U.S. Equal Employment Opportunity Commission or any Governmental Authority concerning alleged unlawful harassment, employment discrimination, wage and hour claims, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress or similar tortious conduct, and (ii) there is no unfair labor practice charge or complaint pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board, or any similar state or local body. Except as set forth on Schedule 4.18(a), there are no claims pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries under any workers’ compensation or long-term disability plan or policy applicable to any current or former Employees.

(b) Schedule 4.18(b) sets forth a true, correct and complete list of all Employees, and with respect to each Employee, the following information: (i) the employer of such Employee; (ii) the current annual salary rate or hourly pay rate, as applicable, of such Employee and the amount of compensation paid in 2007 (if applicable); (iii) any bonus or other cash compensation, other than salary or hourly pay, proposed to be paid during calendar year 2008; and (iv) the nature and amount of any perquisites or personal benefits currently being provided to or for the account of such Employee in excess of $1,000, other than the employee benefit plans or policies of general application described herein. Also set forth in Schedule 4.18 is a list of individuals who are (A) “leased employees” within the meaning of Section 414(n) of the Code or (B) “independent contractors” within the meaning of the Code and the rules and regulations promulgated thereunder, and in each case, the amount paid by the Company or any of its Subsidiaries during calendar year 2007 and the periodic pay rate or other compensatory arrangements with respect to each such Person. The Company and its Subsidiaries have properly classified all service providers as employees or independent contractors under applicable Laws.

(c) To the Company’s knowledge, no key Employee is a party to any confidential information or other agreement that restricts the ability of such key Employee to perform his or her duties for the Company or any of its Subsidiaries, except for restrictions that, individually or in the aggregate, would not have a Material Adverse Effect.

(d) Except as set forth on Schedule 4.18(d) or as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries have provided all Employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation which have become due and payable and (ii) the Company and its Subsidiaries have provided all Seller Affiliate Employees employed by any Affiliate of Seller prior to the Closing Date, with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation which have become due and payable and are required to be provided by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has instituted any “freeze” of, or delayed or deferred the grant of, any legally binding obligations to provide cost-of-living or other salary adjustments for any Employee.

4.19 Brokerage. Neither the Company nor any of its Subsidiaries has incurred, nor shall any of them become liable for, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller, the Company or any of their Affiliates, other than any fees and expenses of Goldman, Sachs & Co., which fees and expenses shall be paid by Seller.

4.20 Permits. Schedule 4.20 contains a list of all permits and licenses of Governmental Authorities (collectively, the “Permits”) owned or possessed by the Company and its Subsidiaries that are material to their businesses and no other permits and licenses of any Governmental Authority are required in the conduct of their respective businesses or used by the Company and its Subsidiaries in the conduct of their respective businesses. The Company and its Subsidiaries are in compliance in all material respects with all such Permits. This Section 4.20 constitutes the sole and exclusive representations and warranties of the Company with respect to any matters relating to Permits.

4.21 Bank Accounts. Schedule 4.21 sets forth a list of all bank accounts, and all safe deposit boxes, maintained by the Company and its Subsidiaries, and a listing of the persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, authorized to obtain access thereto.

4.22 No Other Representations. Except for the representations and warranties contained in Article III and this Article IV, as qualified by the Disclosure Schedules delivered pursuant hereto, none of the Company, its Subsidiaries, Seller or any other Person makes any express or implied representation or warranty in respect or on behalf of the Company, its Subsidiaries or Seller, and the Company and Seller disclaim any such representation or warranty, whether by Seller, the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby or the business or assets of the Company and its Subsidiaries, notwithstanding the delivery or disclosure to the Buyer Parties or any of its officers, directors, employees, agents or representatives or any other Person, of any documentation or other information with respect to the foregoing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer Parties, jointly and severally, represent and warrant to the Company and Seller as follows:

5.01 Organization and Authority. Each of the Buyer Parties is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite power and authority and full legal capacity to execute and deliver this Agreement and perform its obligations hereunder.

5.02 Authorization; Valid and Binding Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of each Buyer Party and no other corporate proceedings on the part of any Buyer Party are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Buyer Party and, assuming that this Agreement is a valid and binding obligation of the Company and Seller, this Agreement constitutes a valid and binding obligation of each Buyer Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 No Breach. Except for the applicable requirements of the HSR Act and any other applicable Antitrust Law, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien (other than a Permitted Lien) upon any asset of the Company or any of its Subsidiaries, or require any material permit, authorization, consent or approval by, filing with or notice or declaration to any Governmental Authority, under (a) the provisions of any Buyer Party’s certificate of incorporation or bylaws, (b) any indenture, mortgage, note, bond, encumbrance, license, government registration, contract, lease, franchise, permit, agreement or other instrument or obligation to which any Buyer Party is a party or by which any Buyer Party or its properties or assets may be bound, or (c) any law, statute or regulation or order, judgment or decree to which Buyer is subject, except, in the case of clauses (b) and (c), where the failure of any of the foregoing to be true would not have a material adverse effect on the ability of any Buyer Party to consummate the transactions contemplated by this Agreement.

5.04 Consents. Except for the applicable requirements of the HSR Act and any other applicable Antitrust Law, no Buyer Party is required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement, or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by any Buyer Party in connection with its execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby.

5.05 Litigation. There are no actions, suits or proceedings pending or, to Parent’s knowledge, overtly threatened against or affecting any Buyer Party before or by any Governmental Authority, which would adversely affect in any material respect any Buyer Party’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Buyer Party, other than any fees and expenses of Deutsche Bank Securities Inc., which fees and expenses shall be paid by Parent.

5.07 Investment Representation. Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

5.08 Solvency. Immediately after giving effect to the transactions contemplated hereby, (a) Buyer and each of its Subsidiaries (including the Company and its Subsidiaries) shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and (b) Buyer and each of its Subsidiaries (including the Company and its Subsidiaries) shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer and its Subsidiaries (including the Company and its Subsidiaries).

ARTICLE VI.

COVENANTS OF SELLER AND THE COMPANY

6.01 Confidential Information.

(a) From and after the Closing, Seller and its Affiliates shall keep confidential all non-public, confidential or proprietary data or information (whether oral or written) about the Company and its Subsidiaries, including without limitation, all financial information, cost and expense data, revenue data, production data, technology, projections of business results and all other information obtained from the books, records and properties of the Company and its Subsidiaries, and including marketing and customer data and information which is not publicly available, together with analyses, compilations, studies or other documents or records that contain or otherwise reflect or are generated from any of the foregoing (“Company Confidential Information”). The term Company Confidential Information does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Seller or its Affiliates in contravention of its obligations hereunder or (ii) that becomes available to Seller or any of its Affiliates on a non-confidential basis from a source other than the Buyer Parties, the Company or any of its Subsidiaries. Notwithstanding anything herein to the contrary, (x) nothing set forth in this Section 6.01(a) shall prevent Seller and its Affiliates from disclosing any Company Confidential Information to the extent required (upon the reasonable advice of counsel) in order to comply with applicable securities Laws or the rules and regulations of any national securities exchange upon which the securities of Seller or its Affiliates are traded, and (y) in the event that Seller can reasonably demonstrate that it or any of its Affiliates is or has become otherwise legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Company Confidential Information (which requirement shall not have been caused by the acts of Seller or its Affiliates), Seller shall provide Parent with prompt written notice of such requirement so that Parent may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 6.01(a). In any such case, Seller shall use, and shall cause its Affiliates to use, reasonable efforts in cooperation with Parent to obtain such protective order or other relief. In the event that such protective order or other remedy is not obtained and Seller and its Affiliates have otherwise satisfied their obligations under this Section 6.01(a), or if Parent otherwise waives compliance with the provisions hereof, Seller shall furnish (and cause its Affiliates to furnish) only that portion of the Company Confidential Information which is legally required, in which case Seller shall use (and cause its Affiliates to use) reasonable efforts in cooperation with Parent to obtain assurance that confidential treatment will be accorded such Company Confidential Information.

(b) From and after the Closing, Parent and its Affiliates (including Buyer, the Company and its Subsidiaries) shall keep confidential all non-public, confidential or proprietary data or information (whether oral or written) about Seller and its Affiliates (other than the Company and its Subsidiaries), including without limitation, all financial information, cost and expense data, revenue data, production data, technology, projections of business results and all other information obtained from the books, records and properties of Seller and its Affiliates (other than the Company and its Subsidiaries), and including marketing and customer data and information which is not publicly available, together with analyses, compilations, studies or other documents or records that contain or otherwise reflect or are generated from any of the foregoing (“Seller Confidential Information”). The term Seller Confidential Information does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Parent or its Affiliates in contravention of its obligations hereunder or (ii) that becomes available to Parent or any of its Affiliates on a non-confidential basis from a source other than Seller, the Company or any of its Subsidiaries. Notwithstanding anything herein to the contrary, (x) nothing set forth in this Section 6.01(b) shall prevent Parent and its Affiliates from disclosing any Seller Confidential Information to the extent required (upon the reasonable advice of counsel) in order to comply with applicable securities Laws or the rules and regulations of any national securities exchange upon which the securities of Parent or its

Affiliates are traded, and (y) in the event that Parent can reasonably demonstrate that it or any of its Affiliates is or has become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Seller Confidential Information (which requirement shall not have been caused by the acts of Parent or its Affiliates), Parent shall provide Seller with prompt written notice of such requirement so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 6.01(b). In any such case, Parent shall use, and shall cause its Affiliates to use, reasonable efforts in cooperation with Seller to obtain such protective order or other relief. In the event that such protective order or other remedy is not obtained and Parent and its Affiliates have otherwise satisfied their obligations under this Section 6.01(b), or if Seller otherwise waives compliance with the provisions hereof, Parent shall furnish (and cause its Affiliates to furnish) only that portion of the Seller Confidential Information which is legally required, in which case Parent shall use (and cause its Affiliates to use) reasonable efforts in cooperation with Seller to obtain assurance that confidential treatment will be accorded such Seller Confidential Information.

6.02 [Intentionally Omitted]

6.03 Covenant Not to Compete.

(a) Seller acknowledges that if Seller and its Affiliates were to compete with the Company Business following the Closing, great harm may come to Buyer and the Company Business, thereby destroying the value associated with the purchase of the Company and its Subsidiaries and the goodwill of their respective businesses.

(b) In furtherance of the sale of the Shares to Buyer hereunder by virtue of the transactions contemplated by this Agreement and to more effectively protect the value of the Company Business so sold, Seller covenants and agrees that, for a period of four (4) years from and after the Closing Date (the “Restricted Period”), Seller and its Affiliates shall not, whether for compensation or without compensation, directly or indirectly, engage in the promotion, production, management, booking, operation, presentation, hosting, staging or other similar activity of a Competing Tour or any Specialized Sports Event anywhere in the United States, Canada, Mexico and the Caribbean.

(c) Notwithstanding Section 6.03(b) hereof:

(i) The obligations of Seller and its Affiliates pursuant to Section 6.03(b) shall terminate and be of no further force and effect in the event of a transaction contemplated by Section 1.05(e)(v) which is consummated after December 31, 2010 and in which the aggregate consideration received by Parent and its Affiliates is less than $125,000,000 and the successor to the Company Business in connection with such transaction does not expressly assume in writing the obligations of Parent pursuant to Section 1.05.

(ii) Nothing set forth in this Section 6.03 shall restrict the ability of Seller or any of its Affiliates to (A) sell tickets for, or engage in any related ticket sales operations or ticket sales promotions with respect to, any Competing Tour or Specialized

Sports Event or (B) acquire (whether by acquisition of securities or assets, merger or otherwise), invest in or enter into any joint venture or similar arrangement with any Person or business which derives up to 49% of its consolidated revenues from the production, promotion, management, booking, operation, presentation, hosting or staging of any Competing Tour or Specialized Sports Events; provided, however, that in the event Seller or any of its Affiliates acquires, invests in or enters into a joint venture or similar arrangement with any Person or business which derives more than 15%, but no more than 49%, of its consolidated revenues from the production, promotion, management, booking, operation, presentation, hosting or staging of any Competing Tour or Specialized Sports Events, Seller and its Affiliates shall use (or cause such Person to use) commercially reasonable efforts to wind up, dispose or divest of the assets or operations used in such business as promptly as practicable, and in no event later than 24 months after the acquisition, investment, or establishment of the joint venture relationship (as the case may be), to the extent necessary to reduce the portion of such Person’s or business’ consolidated revenues derived from the production, promotion, booking, operation, presentation, hosting or staging of any Competing Tour or Specialized Sports Events to 15% or less.

(iii) In the event of (A) a sale of all or substantially all of the assets of Seller, Live Nation or any other direct or indirect parent company of Seller to a Person which is not an Affiliate of Seller; (B) a merger, reorganization, consolidation, amalgamation, offer or exchange involving the outstanding shares of Seller, Live Nation or any other direct or indirect parent company of Seller that results in the holders of Live Nation’s outstanding capital stock immediately prior to such transaction no longer holding, directly or indirectly, a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction; or (C) an acquisition of all or substantially all the outstanding capital stock of Seller, Live Nation or any other direct or indirect parent company of Seller by one or more Persons who are not Affiliates of Seller (any such transaction, a “Change of Control Transaction”), then the restrictions set forth in this Section 6.03 shall apply only to the production, promotion, management, booking, operation, presentation, hosting or staging of any Competing Tour or Specialized Sports Events at venues owned, managed, booked or operated by Seller or any of its Affiliates (including through any partnership, joint venture or other contractual relationship) immediately prior to the consummation of such Change of Control Transaction.

(d) For purposes of this Section 6.03:

(i) “Competing Tour” means any tour of Specialized Sports Events; and

(ii) “Specialized Sports Events” means any specialized sports events involving any or all of the following: monster truck shows, supercross races, arenacross races, motocross races, freestyle motocross events, motorcycle road racing, dirt track motorcycle racing, drag racing events and bull riding or other rodeo events.

(e) During the period commencing on the Closing Date and ending on the third (3rd) anniversary thereof, neither Seller nor any of its Affiliates, whether for its own account or for the account of any other Person, shall:

(i) Solicit for employment any employee of Parent listed on Schedule 6.03(e)(i);

(ii) Solicit for employment (A) any employee of the Company or any of its Subsidiaries who was employed by the Company or any of its Subsidiaries as of the Closing Date or (B) any individual set forth on Schedule 6.03(e)(ii); or

(iii) hire any Person listed on Schedule 6.03(e)(iii);

provided, however, that the restrictions set forth in clauses (i) and (ii) of this Section 6.03(e) shall not apply to (A) any newspaper or Internet help wanted advertisement, or any search firm engagement which, in any such case, is not directed or focused on personnel employed by Parent or any of its Subsidiaries (including the Company), or (B) any solicitation which is implemented without the knowledge or participation of any employee of Seller or its Affiliates who is aware of the restrictions contained in this Section 6.03(e); provided that Seller shall use commercially reasonable efforts to notify its and its Affiliates’ appropriate employees of such restrictions and to comply therewith.

(f) The covenants set forth in this Section 6.03 (the “Restrictive Covenants”) have been separately bargained for to protect the businesses, including goodwill, being acquired by Buyer hereunder and to ensure that Buyer shall have the full benefit of the value thereof. Seller, on behalf of itself and its Affiliates, recognizes and acknowledges that the businesses and markets of Buyer are global in scope, and that Buyer is investing substantial sums in purchasing the Shares and in consideration for the Restrictive Covenants contained herein, that such covenants are necessary in order to protect and maintain the legitimate business interests of Buyer and are reasonable in all respects, and that Buyer would not consummate the transactions contemplated by this Agreement but for such agreements. Seller, on behalf of itself and its Affiliates, hereby (i) waives any and all right to contest the validity of the Restrictive Covenants on the ground of the breadth of their geographic or product coverage or the length of their term, (ii) agrees that substantial and legally sufficient consideration is attributable to the Restrictive Covenants, and (iii) waives any right to assert inadequacy of consideration as a defense to enforcement of the Restrictive Covenants should such enforcement ever become necessary.

(g) If Seller or any of its Affiliates breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Buyer shall have, in addition to, and not in lieu of, any other rights and remedies available to it under law or in equity, the rights to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, including pursuant to Section 12.14 hereof, it being agreed that any breach or threatened breach of the Restrictive Covenants may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy. Seller, on behalf of itself and its Affiliates, covenants and agrees that neither it nor any of its Affiliates will oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach on the grounds that such breach or attempted breach is or would be compensable solely by an award of money damages.

ARTICLE VII.

ADDITIONAL COVENANTS AND AGREEMENTS

7.01 Access to Books and Records.

(a) From and after the Closing, Parent shall, and shall cause the Company to, provide Seller, and its authorized representatives with reasonable access (for the purpose of examining and copying), upon advance notice and during normal business hours, to the books and records of the Company and its Subsidiaries with respect to periods on or prior to the Closing Date and/or in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by Seller, Parent shall not permit the Company or any of its Subsidiaries, for a period of seven years following the Closing Date, to destroy, alter or otherwise dispose of any of its books and records, or any portions thereof, relating to periods on or prior to the Closing Date and/or matters relating to this Agreement and the transactions contemplated hereby without first giving at least thirty days prior written notice to Seller and offering to surrender to Seller such books and records or such portions thereof.

(b) From and after the Closing, Seller shall provide Parent and its authorized representatives with reasonable access (for the purpose of examining and copying), upon advance notice and during normal business hours, to the books and records of Seller relating to the Company and its Subsidiaries with respect to periods on or prior to the Closing Date and/or in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by Parent, Seller shall not, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of its books and records, or any portions thereof relating to the Company and its Subsidiaries, relating to periods on or prior to the Closing Date and/or matters relating to this Agreement and the transactions contemplated hereby without first giving at least thirty days prior written notice to Parent and offering to surrender to Parent such books and records or such portions thereof.

7.02 [Intentionally Omitted].

7.03 [Intentionally Omitted].

7.04 [Intentionally Omitted].

7.05 [Intentionally Omitted].

7.06 Employees and Employee Benefits.

(a) Participation in Employee Benefit Plans as of the Closing.

(i) Except as expressly provided on Schedule 7.06(a)(i), upon the Closing, the Company, its Subsidiaries and each individual who is an employee of the Company and/or any of its Subsidiaries (an “Employee”) will cease to participate in each of the Employee Benefit Plans. Each individual who is an Employee immediately prior to the Closing, including active employees and employees on any legally protected leave

(including, without limitation, leave under the Family and Medical Leave Act, the California Family Rights Act, the California Fair Employment and Housing Act’s pregnancy disability provisions, or under applicable workers’ compensation laws) or on short term leaves such as vacation, sick, bereavement or jury duty leave and who return to work upon the end of the scheduled or legally protected leave period, shall continue as an Employee of the Company or one of its Subsidiaries immediately after the Closing (each, a “Continuing Employee”). Except as may be provided under any applicable agreement in existence on the date of this Agreement between any Continuing Employee and the Company or any of its Subsidiaries, nothing contained in this Section 7.06(a) shall limit the right of Parent or any of its Affiliates to terminate the employment of any Continuing Employee after the Closing.

(ii) Subject to the last sentence of Section 7.06(a)(i), for a period of no less than 12 months from and after the Closing Date, (A) Parent shall provide, or shall cause one of its Affiliates to provide, to the Continuing Employees, benefits which are the same or similar to the benefits (exclusive of long term incentive plan participation) provided to similarly situated employees of Parent and its Affiliates; and (B) Parent shall not reduce or permit the reduction of any Continuing Employee’s base salary, wage rate and annual bonus opportunity, determined in the aggregate on an annualized basis, below the applicable levels, determined in the aggregate on an annualized basis, in effect immediately prior to the Closing, exclusive of any form of equity-based compensation and any other compensation received from Seller or any of its Affiliates in connection with the transactions contemplated hereby.

(iii) With respect to each employee benefit and welfare plan of the Parent or its Affiliates (the “Buyer Plans”) in which any Continuing Employee becomes eligible to participate, (A) for purposes of vesting, eligibility and calculation of severance benefits, all Continuing Employees shall retain their respective levels of seniority and shall, where applicable, receive full credit under such Buyer Plans for all service with the Company and/or any of its Subsidiaries credited to such Continuing Employees under the corresponding Employee Benefit Plans prior to the Closing, and (B) Parent shall, where applicable, waive or cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under the Buyer Plans (to the extent satisfied before the Closing Date under the corresponding Employee Benefit Plan) and shall provide each Continuing Employee with credit for any co-payments and deductibles paid during the Company plan year that includes the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under corresponding Buyer Plans.

(b) Post-Closing Obligations.

(i) Parent shall be solely responsible for, and shall indemnify, defend and hold Seller and its Affiliates harmless from and against, any Losses incurred by any of them arising from or relating to any acts or omissions of Parent or its Affiliates (including the Company and its Subsidiaries) from and after the Closing in connection with the employment or termination of Continuing Employees.

(ii) From and after the Closing, Parent and its Affiliates (including the Company and its Subsidiaries) shall pay, discharge and be responsible for all salary, wages, severance costs, employee benefits and claims (including (x) workers’ compensation or other similar benefits and claims, (y) liabilities for salary continuation and short-term disability benefits and (z) the payment of accrued payments or bonuses under any incentive or bonus plans, programs or arrangements) that are (A) accrued and unpaid as of the Closing Date (to the extent taken into account in the determination of the Final Purchase Price pursuant to Section 1.04 hereof) or (B) earned and become payable by the Company or a Subsidiary to Continuing Employees after the Closing Date. From and after the Closing Date, Parent and its Affiliates (including the Company and its Subsidiaries) shall honor, pay and/or discharge and be responsible for all vacation, holiday, sick leave and other paid-time-off earned or accrued and unused as of the Closing Date, or earned or accrued after the Closing Date, with respect to the Continuing Employees. From and after the Closing, Parent and its Affiliates (including the Company and its Subsidiaries) shall be fully responsible and liable for all employment-related claims relating to any Employee or independent contractor (employed or under contract at any time) of the Company or any of its Subsidiaries which relates to, arises out of, or results from the employment or engagement of such Person from or after the Closing.

(iii) Except if a Continuing Employee has otherwise agreed in writing, to the extent listed on Schedule 4.13(a), from and after the Closing, Parent shall cause the Company and its Subsidiaries to honor in accordance with its terms any employment agreement in effect between either such party and any Continuing Employee.

(iv) For purposes of allocating responsibility under this Section 7.06, a medical claim is deemed incurred when the services that are the subject of the claim are performed; in the case of hospitalization, upon commencement of hospitalization; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, the later of when the disability is determined to have occurred or when the employee ceased active employment as a result of the disability; and, in the case of workers’ compensation, when the event giving rise to the claim occurs.

(v) COBRA. Seller shall provide notifications required by applicable Law under Section 601 of ERISA, et seq. (if any) to Employees (and their qualified beneficiaries) who lose coverage under Seller’s health plans as a result of the transactions contemplated herein. Seller will be responsible for, and will indemnify the Parent and its Affiliates from and against any Losses incurred in connection with, the satisfaction of COBRA obligations with respect to any individual who becomes an “M&A qualified beneficiary” in connection with the transactions contemplated by this Agreement, as determined in accordance with Treasury Regulation Section 54.4980B-9, Q&A 4(b); it being understood, however, that any individuals who become Continuing Employees (and their covered spouses and/or dependents who have not experienced a qualifying event on or prior to the Closing Date) will not be treated as “M&A qualified beneficiaries” for this purpose. Parent shall (i) have responsibility for all obligations to provide continuation coverage pursuant to Section 601 of ERISA, et seq., with respect to Continuing Employees and their qualified beneficiaries (excluding any individual who became a qualified beneficiary prior to Closing), and (ii) indemnify Seller and its

Affiliates for any and all Losses incurred as a result of Parent’s failure to provide continuation coverage to any such Continuing Employee or qualified beneficiary (excluding any individual who became a qualified beneficiary prior to Closing), including, but not limited to, any Losses or excise taxes arising pursuant to Code Section 4980B.

(vi) 401(k) Plan. As soon as practicable after the Closing, the parties will cause the account balances of the Continuing Employees under Seller’s 401(k) Plan to be transferred to a new or existing 401(k) plan of Parent or an Affiliate of Parent in a plan-to-plan transfer that satisfies the requirements of applicable Law, including, without limitation, Section 414(1) of the Code; provided, however, that Seller and Parent reasonably believe the other’s plan is tax qualified as of the date of the transfer. The parties will take such actions as are necessary or reasonably requested by the other in order to effectuate such plan-to-plan transfers in an orderly manner, including, without limitation, adoption of plan amendments, and satisfaction of applicable notice and IRS filing requirements.

(c) Certain Employees of Affiliates of Seller. As promptly as reasonably practicable following the Closing Date, and in no event later than December 31, 2008, Parent shall, or shall cause an Affiliate of Parent to, offer employment to each of the individuals employed by an Affiliate of Seller and listed on Schedule 7.06(c) (each, a “Seller Affiliate Employee”); provided that (i) the employment terms of each such Seller Affiliate Employee shall consist of salary and pension benefits in amounts that are equal to or greater than those provided to such Seller Affiliate Employee prior to Closing and (ii) that the length of service (years employed) with the applicable Seller or its Affiliates shall be recorded with the new employment contracts entered into between such Seller Affiliate Employee and Parent or one of its Affiliates. In the event that any Seller Affiliate Employee has not been hired by Parent or an Affiliate of Parent on or before December 31, 2008, Parent shall be responsible for, and shall reimburse Seller and its Affiliates for, any and all severance or similar payments required to be paid to such Seller Affiliate Employee under applicable Laws in connection with any subsequent termination of such Seller Affiliate Employee.

(d) No Other Rights. Nothing in this Section 7.06 shall be deemed to create or confer any rights or remedies (including any agreement for employment or other benefits) in any Person other than the parties hereto.

7.07 Corporate Names; Intellectual Property Matters.

(a) As soon as reasonably practicable after the Closing, but in any event no later than ninety (90) days thereafter, Parent shall cause the Company to amend its articles of incorporation and bylaws so as to delete any reference to “Live Nation” in its legal name and, within such ninety (90) day period, to make all required filings with Governmental Authorities to effect such amendments.

(b) After the Closing, Parent agrees that Parent shall not, and shall cause Buyer, the Company and its Subsidiaries not to, adopt or use any trademarks, trade names, trade dress, domain names, URLs, e-mail addresses or other marks, symbols or indicia containing the names “Live Nation” or “SFX” or any confusingly similar term (the “Live Nation Marks”), except as otherwise expressly provided in this paragraph (b) or as may be otherwise expressly authorized in writing by Seller; provided that nothing contained in this Section 7.07 shall be deemed to limit in any way the rights of Parent, the Company and its Subsidiaries after the Closing in any Intellectual Property owned by the Company or its Subsidiaries, including, without limitation, the Intellectual Property listed on Schedule 4.11(a). Notwithstanding the preceding sentence, Parent shall have (i) a reasonable period of time after the Closing, but no more than ninety (90) days after the Closing Date, to effect any removal of the Live Nation Marks from their publicity or public places (including, without limitation, letterhead and signage), except as may be otherwise expressly authorized in writing by Seller, (ii) the right for internal purposes only to utilize existing inventories of goods which may contain or utilize the Live Nation Marks, but may not sell, distribute, provide or disseminate any such goods to any third parties (except as may be otherwise expressly authorized in writing by Seller) and (iii) the right until April 30, 2009 to use the Live Nation Marks in public advertising of the change in ownership of the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement, provided that (A) such use of the Live Nation Marks is consistent with the Company’s use thereof prior to the Closing, does not disparage Seller or its Affiliates and does not impair the value of the Live Nation Marks, (B) prior to such use, Parent shall provide Seller with examples of each such use of the Live Nation Marks for Seller’s review and comment, and (C) promptly upon receipt of notification from Seller that such use does not comply with the terms of this Section 7.07(b), Parent shall discontinue such use of the Live Nation Marks. Parent acknowledges that, after the Closing, Seller and its Affiliates own all right, title and interest (including goodwill) in and to the Live Nation Marks, and to any and all causes of action and rights of recovery for violations of or infringements upon any of the Live Nation Marks. Parent agrees that Parent shall not, and after the Closing shall cause Buyer, the Company and its Subsidiaries not to, directly or indirectly challenge the ownership or other rights of Seller and its Affiliates in or to, or the validity or strength of, any of the Live Nation Marks. Parent agrees that Parent shall not, and after the Closing shall cause the Company and its Subsidiaries not to, file any applications for registration, or make any efforts to acquire applications for registration, for the Live Nation Marks, and Parent shall, and after the Closing shall cause Buyer, the Company and its Subsidiaries to, cooperate fully as reasonably requested by Seller in connection with any registration by Seller or its Affiliates of the Live Nation Marks.

(c) From and after the Closing, Seller shall execute and deliver any documents reasonably required, make all filings or public recordings reasonably necessary or desirable, and cooperate with Parent in good faith, to update record title for any trademark or copyright listed in Schedule 4.11(a) in each jurisdiction in which such Intellectual Property exists.

(d) To the extent that Seller is unable to effectuate the transfer of all domain names listed in Schedule 7.07(d) at or prior to Closing, Seller hereby agrees to cooperate with Parent and to follow the reasonable instructions of the relevant registrar in order to effectuate the transfer of the domain names listed in Schedule 7.07(d) in a reasonably timely manner and to assist Parent, upon request, by taking any reasonable action that may be necessary for the transferring of such right, title and interest in and to such domain names. Any transfer, renewal or registration fees incurred in connection with the transfer of such registration shall be paid by Seller. Seller and Parent agree to execute such further documents and perform such further acts as may be required or desirable to carry out such assignment. The transfer shall be deemed completed only when the “whois” database of the Network Solutions web site (or similar web site for non-U.S. domain names) shall reflect Parent as the registered owner of all of the domain names listed in Schedule 7.07(d).

(e) From and after the Closing, Parent hereby agrees to cooperate with Seller and to follow the reasonable instructions of the relevant registrar in order to effectuate the transfer of the domain names listed in Schedule 7.07(e) in a reasonably timely manner and to assist Seller, upon request, by taking any reasonable action that may be necessary for the transferring of such right, title and interest in and to such domain names. Any transfer, renewal or registration fees incurred in connection with the transfer of such registration shall be paid by Parent. Seller and Parent agree to execute such further documents and perform such further acts as may be required or desirable to carry out such assignment. The transfer shall be deemed completed only when the “whois” database of the Network Solutions web site (or similar web site for non-U.S. domain names) shall reflect Seller as the registered owner of all of the domain names listed in Schedule 7.07(e).

7.08 Insurance; Risk of Loss.

(a) As of the close of business on the Closing Date: (i) Seller will terminate or cause its Affiliates to terminate all coverage relating to the Company and its Subsidiaries and their respective businesses, assets and employees under the policies of insurance of Seller maintained for the benefit of all of its controlled subsidiaries, including the Company and its Subsidiaries; provided, however, that (A) no such termination of any “occurrence based” policy in force as of the Closing Date shall be effected so as to prevent the Company and its Subsidiaries from recovering under such policies for losses covered thereby from events occurring on or prior to the Closing Date, it being understood that the Company and its Subsidiaries shall be responsible for any deductible payable under the terms of the applicable policy in connection with any such claims, subject to the Buyer Indemnified Parties’ right to seek indemnification for such amounts in accordance with Article IX hereof; and (B) no such termination of any “claims made” policy in force as of the Closing Date shall be effected so as to prevent the Company and its Subsidiaries from recovering under such policies for losses covered thereby arising from or out of any claim made on or prior to the Closing Date, it being understood that the Company and its Subsidiaries shall be responsible for any deductible payable under the terms of the applicable policy in connection with any such claims, subject to the Buyer Indemnified Parties’ right to seek indemnification for such amounts in accordance with Article IX hereof; and (ii) Parent shall become solely responsible for all insurance coverage and related risk of loss with respect to the Company and its Subsidiaries and their respective businesses, assets and employees in connection with events occurring after the Closing Date.

(b) To the extent that, after the Closing Date, the Company or any of its Subsidiaries or Seller require(s) any information regarding claims data or payroll or other information in order to make filings with insurance carriers, Seller shall promptly supply such information to the Company and its Subsidiaries, and Parent shall cause the Company and its Subsidiaries to promptly supply such information to Seller, as applicable. Parent shall, and shall cause the Company and its Subsidiaries to, promptly notify Seller of any claims pertaining to matters on or prior to the Closing Date if Parent, the Company or any of its Subsidiaries should tender or attempt to tender the defense of such claim to an insurer pursuant to an occurrence based policy of insurance maintained by Seller or any of its Affiliates.

ARTICLE VIII.

[INTENTIONALLY OMITTED]

ARTICLE IX.

INDEMNIFICATION

9.01 Survival of Representations, Warranties, Covenants and Agreements. The covenants and agreements made by Seller or the Buyer Parties herein, or in any certificate, schedule or exhibit delivered pursuant hereto and required by their terms to be performed or complied with following the Closing, shall survive the Closing and continue in full force and effect until the 12-month anniversary of the date upon which such covenant or agreement has expired in accordance with its terms and shall thereafter be of no further force or effect. The representations and warranties of Seller, the Company and the Buyer Parties set forth in this Agreement and in any certificates delivered at the Closing in connection with this Agreement shall survive the Closing and continue in full force and effect until the 12-month anniversary of the Closing Date and shall thereafter be of no further force or effect; provided, however, that (a) the representations and warranties set forth in Section 4.11 shall survive the Closing and continue in full force and effect until the 24-month anniversary of the Closing Date and shall thereafter be of no further force or effect, (b) the representations and warranties set forth in Sections 4.09, 4.12, 4.13 and 4.16 shall survive the Closing and continue in full force and effect until the date that is ninety (90) days after the expiration of the applicable statute of limitations and shall thereafter be of no further force or effect, and (c) the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 4.01(a), 4.02, 4.03, 4.19, 5.01, 5.02 and 5.06 shall survive the Closing indefinitely and continue in full force and effect.

9.02 Indemnification by Seller for the Benefit of the Buyer Parties.

(a) Subject to the provisions of this Article IX, from and after the Closing, Seller shall indemnify the Buyer Parties and their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) against any Losses which the Buyer Indemnified Parties suffer as a result of (i) any breach by Seller or the Company of any representation and warranty set forth in Article III or Article IV of this Agreement or any certificate delivered by or on behalf of Seller hereunder at or prior to the Closing (without giving effect to any materiality or Material Adverse Effect qualification contained therein), (ii) any breach of any covenant or agreement contained in this Agreement to be performed or complied with by Seller, (iii) any claim, action, suit or proceeding set forth on Schedule 4.12(a) (each, an “Indemnified Dispute”), subject to the Buyer Indemnified Parties’ compliance with their respective obligations under Section 9.09(a) with respect to such Indemnified Dispute, and (iv) any worker’s compensation or tort claim arising from any event or occurrence set forth on Schedule 4.12(b).

(b) Notwithstanding any other provision in this Agreement to the contrary, (i) Seller shall not have any liability under Section 9.02(a)(i) above (other than for Losses arising from or in connection with breaches of representations and warranties set forth in Sections 3.01, 3.02, 3.03, 4.01(a), 4.02, 4.03, 4.09, 4.12 and 4.19), unless the aggregate of all Losses relating thereto for which Seller would be liable but for this Section 9.02(b) exceeds on a cumulative basis $4,100,000 (the “Threshold”), and then only to the extent such Losses exceed on a cumulative basis $2,050,000 (the “Deductible”), (ii) Seller shall not have any liability under Section 9.02(a)(i) above, to the extent attributable to Losses arising from or in connection with breaches of representations and warranties set forth in Section 4.12(b), or Section 9.02(a)(iv) above unless the aggregate of all Losses relating thereto for which Seller would be liable but for this Section 9.02(b) exceeds on a cumulative basis $1,000,000 (the “Special Deductible”), and then only for the amount of such Losses in excess of the Special Deductible, (iii) the aggregate liability of Seller under Section 9.02(a)(i) (other than for Losses arising from or in connection with breaches of representations and warranties set forth in Sections 3.01, 3.02, 3.03, 4.01(a), 4.02, 4.03, 4.09, 4.12 or 4.19), including, for the avoidance of doubt, the aggregate amount of any reduction(s) to any Earnout Amount or the Acceleration Amount by reason of the application of Sections 1.05(f)(vi)(B) or 1.05(g), shall in no event exceed $17,500,000 (the “Cap”), and (iv) the aggregate liability of Seller under Section 9.02(a) shall in no event exceed the Final Purchase Price. In determining whether aggregate Losses for which Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 9.02(a) exceed the Threshold or the Cap for purposes of this Section 9.02(b), the amount of any Company EBITDA Losses, as determined in accordance with Section 9.02(e), shall be taken into account only to the extent any Earnout Amount or Acceleration Amount otherwise payable to Seller pursuant to Section 1.05 is actually reduced by such Company EBITDA Losses by reason of the application of Section 1.05(f)(vi)(B) or 1.05(g); provided, that in the event that the taking into account of any Losses pursuant to this sentence would result in the aggregate amount of Company EBITDA Losses thereafter available to reduce any Earnout Amount or Acceleration Amount otherwise payable to Seller by reason of the application of Sections 1.05(f)(vi)(B) or 1.05(g), when taken together with the sum of (x) the amount by which the Earnout Amount or Acceleration Amount otherwise payable to Seller pursuant to Section 1.05 has previously been reduced by the application of Sections 1.05(f)(vi)(B) or 1.05(g) and (y) all other Losses subject to Section 9.02(b)(iii), to otherwise exceed the Cap, then (A) the Company EBITDA Losses available to reduce any Earnout Amount or the Acceleration Amount by reason of the application of Section 1.05(f)(vi)(B) shall be reduced by an amount equal to 50% of any excess Losses so taken into account pursuant to this sentence and (B) the Company EBITDA Losses available to reduce any Earnout Amount or the Acceleration Amount by reason of the application of Section 1.05(g) shall be reduced by an amount equal to 50% of any excess Losses so taken into account pursuant to this sentence.

(c) Notwithstanding any other provision in this Agreement to the contrary, Seller shall not be liable to, or indemnify, the Buyer Indemnified Parties for any Losses (i) to the extent that such Losses result from or arise out of actions taken by the Buyer Indemnified Parties or the Company, its Subsidiaries or any of their respective Affiliates after the Closing Date, or (ii) that were taken into account in the determination of the Final Purchase Price pursuant to Section 1.04 hereof.

(d) Except as otherwise expressly provided herein, this Section 9.02 constitutes the Buyer Indemnified Parties’ sole and exclusive remedy for any and all Losses

(including Company EBITDA Losses) or other claims relating to or arising from this Agreement and the transactions contemplated hereby, other than to the extent arising from, or claims for, fraud.

(e) Notwithstanding any other provision in this Agreement to the contrary, the Buyer Indemnified Parties shall not (i) be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Buyer Indemnified Parties had already recovered such Losses with respect to such matter pursuant to other provisions of this Agreement or (ii) use “multiple of profits,” “multiple of cash flow,” “multiple of EBITDA” or any similar valuation methodology in calculating the amount of any Losses for which the Buyer Indemnified Parties may seek indemnification from the Seller pursuant to this Article IX; provided, however, that the Buyer Indemnified Parties may seek to use the methodologies described in the preceding clause (ii) for purposes of calculating Losses suffered by the Buyer Indemnified Parties as a result of a Company EBITDA Breach, subject to the determination by a final, non-appealable decision of a court having jurisdiction over such matters pursuant to Section 12.16 as to (x) the existence of a Company EBITDA Breach and (y) the amount of any Company EBITDA Losses resulting therefrom; provided, further, that, in the event that any such methodologies are utilized for purposes of calculating Company EBITDA Losses, the Buyer Indemnified Parties’ sole and exclusive remedy for such Company EBITDA Losses shall be to reduce any Earn-Out Amount or Acceleration Amount otherwise payable to Seller in accordance with Section 1.05(g) and to reduce the Maximum Earn-Out Amount in accordance with Section 1.05(f)(vi).

9.03 Indemnification by the Buyer Parties for the Benefit of Seller.

(a) From and after the Closing Date, the Buyer Parties shall, jointly and severally, indemnify Seller, its Affiliates and their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) against any Losses which Seller Indemnified Parties suffer as a result of: (i) any breach of any representation or warranty set forth in Article V of this Agreement or any certificate delivered by or on behalf of the Buyer Parties hereunder (without giving effect to any materiality or material adverse effect qualification contained therein), or (ii) any non-fulfillment or breach of any covenant, agreement or other provision set forth in this Agreement to be performed by the Buyer Parties or, from and after the Closing, the Company or any of its Subsidiaries.

(b) Notwithstanding any other provision in this Agreement to the contrary, (i) the Buyer Parties shall not have any liability under Section 9.03(a)(i) above (other than for Losses arising from or in connection with breaches of representations and warranties set forth in Sections 5.01, 5.02, 5.03 and 5.06), unless the aggregate of all Losses relating thereto for which Seller would be liable but for this Section 9.03(b) exceeds on a cumulative basis the Threshold, provided that once the Threshold is exceeded, the Buyer Parties shall be liable for all such Losses in excess of the Deductible, (ii) the aggregate liability of the Buyer Parties under Section 9.03(a)(i) (other than for Losses arising from or in connection with breaches of representations and warranties set forth in Sections 5.01, 5.02, 5.03 and 5.06) shall in no event exceed the Cap, and (iii) the aggregate liability of the Buyer Parties under Section 9.03(a) shall in no event exceed the Final Purchase Price.

9.04 Manner of Payment. Any indemnification payment pursuant to this Article IX shall be effected by wire transfer of immediately available funds from the applicable indemnifying party to an account designated in writing by each applicable indemnified party within 20 days after the determination thereof.

9.05 Notice and Defense of Third Party Claims. Any Person making a claim for indemnification under Section 9.02 or Section 9.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnitee (if by a third party, a “Third Party Claim”), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (such written notice, an “Indemnification Notice”); provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitee is materially prejudiced thereby. Any Indemnitor shall be entitled to participate in the defense of such Third Party Claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that the Indemnitee shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor under this Article IX. If the Indemnitor shall control the defense of any such Third Party Claim, the Indemnitor shall be entitled to settle such Third Party Claim; provided that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld) before entering into any settlement of a Third Party Claim or ceasing to defend such Third Party Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim. If the Indemnitor assumes such defense, the Indemnitor shall not be liable for any amount required to be paid by the Indemnitee that exceeds, where the Indemnitee has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of such Third Party Claim, the amount for which that Third Party Claim could have been settled pursuant to that proposed compromise or settlement. In all cases, the Indemnitee shall provide its reasonable cooperation with the Indemnitor in defense of Third Party Claims, including by making employees, information and documentation reasonably available. If the Indemnitor shall not assume the defense of any such Third Party Claim, the Indemnitee may defend against such matter as it deems appropriate; provided that the Indemnitee may not settle any such matter without the written consent of the Indemnitor (which consent shall not be unreasonably withheld) if the Indemnitee is seeking or will seek indemnification hereunder with respect to such matter.

9.06 Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 9.02 or Section 9.03 shall be calculated net of (i) any Tax Benefit inuring to the Indemnitee on account of such Loss, (ii) any reserves set forth in the Financial Statements and/or Closing Statement relating to such Loss and (iii) any insurance proceeds or other amounts under indemnification agreements received by the Indemnitee on account of such Loss. If the Indemnitee receives a Tax Benefit on account of such Loss after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee. For purposes hereof, “Tax Benefit” shall mean, with respect to an Indemnitee, the amount of any refund of Taxes actually paid to such Indemnitee or the amount by which such Indemnitee’s Tax liability is actually reduced. An Indemnitee shall seek full recovery under all insurance policies and/or indemnification agreements covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is received by any Indemnitee with respect to any Loss for which such Indemnitee has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee. The Indemnitors shall be subrogated to all rights of the Indemnitees in respect of any Losses indemnified by the Indemnitors. For Tax purposes, the parties agree that all payments made under this Article IX constitute adjustments to the Final Purchase Price and shall report any payments as such on their Tax Returns, unless otherwise required by applicable Law.

9.07 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation, warranty, covenant or agreement shall survive the Closing, regardless of any investigation by the Buyer Parties or Seller (as the case may be), in accordance with Section 9.01; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which an Indemnitee shall have, prior to the expiration of the applicable survival period, previously made a claim by delivering an Indemnification Notice to the Indemnitor; provided, further, that the Seller’s obligation to indemnify and hold harmless the Buyer Indemnified Parties from any workers’ compensation or tort claim arising from any event or occurrence set forth on Schedule 4.12(b) shall survive only for so long as the applicable statute of limitations during which any prospective claimant may bring a workers’ compensation or tort claim arising from the event or occurrence set forth thereon in accordance with applicable Laws.

9.08 Limitation on Recourse. No claim shall be brought or maintained by the Buyer Parties or any of their respective Subsidiaries or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of any party hereto which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

9.09 Defense of and Awards under Indemnified Disputes.

(a) Seller shall, at Seller’s expense, be entitled to assume the defense of and/or assert any claims or counter-claims relating to (as applicable) any Indemnified Dispute and appoint the lead counsel of its choice in connection therewith; provided that the Buyer Indemnified Parties shall be entitled to participate in the defense of such Indemnified Dispute and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Buyer Indemnified Parties and shall not be recoverable from Seller under this Article IX. If Seller shall control the defense of and/or assert any claims or counter-claims relating to any such Indemnified Dispute, Seller shall be entitled to settle such Indemnified Dispute; provided that Seller shall obtain the prior written consent of Parent (which consent shall not be unreasonably withheld) before entering into any settlement of a Indemnified Dispute or ceasing to defend such Indemnified Dispute if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Company or any of its Subsidiaries or if such settlement does not expressly and unconditionally release the Company and its Subsidiaries which are parties to such Indemnified Dispute from all liabilities and obligations with respect to such Indemnified Dispute. If Seller assumes the defense of any Indemnified Dispute, Seller shall not be liable for any amount required to be paid by the Buyer Indemnified Parties that exceeds, where Parent has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of such Indemnified Dispute, the amount for which that Indemnified Dispute could have been settled pursuant to that proposed compromise or settlement. In all cases, the Buyer Indemnified Parties shall provide, and shall cause the Company and its Subsidiaries to provide, their cooperation to Seller in connection with such Indemnified Disputes, including, without limitation, by making employees, information and documentation relating to such Indemnified Dispute available to Seller as and to the same extent as such employees, information and documentation had or would have been made available to Seller prior to Closing. If Seller shall not assume the defense of and/or the assertion of any claims or counter-claims relating to such Indemnified Dispute, the Buyer Indemnified Parties may do so as they deem appropriate; provided that the Buyer Indemnified Parties may not settle any such matter without the prior written consent of the Seller (which shall not be unreasonably withheld).

(b) In consideration for Seller’s agreement to indemnify the Buyer Parties for the Indemnified Disputes in accordance with this Article IX and subject to Seller’s compliance with its obligations under Section 9.02(a)(iii) with respect to the applicable Indemnified Dispute, the Buyer Parties acknowledge and agree that Seller shall be entitled to any and all damages, expenses and other amounts recovered by Seller, the Buyer Indemnified Parties, the Company or any of its Subsidiaries from any party to any such Indemnified Dispute (or from any insurance carrier) in connection therewith (including without limitation, pursuant to any counter-claim asserted on behalf of the Company or any of its Subsidiaries in connection therewith or any appeal thereof or in connection with any related Proceeding) (collectively, the “Indemnified Dispute Recoveries”). In furtherance of the foregoing, Parent hereby agrees that Parent shall pay, and shall cause the other Buyer Indemnified Parties, the Company or any of its Subsidiaries to pay, to Seller the full amount of any and all Indemnified Dispute Recoveries paid or otherwise delivered to the Buyer Indemnified Parties, the Company or any of its Subsidiaries at any time from and after the Closing Date within three Business Days following the receipt or delivery thereof.

ARTICLE X.

ADDITIONAL COVENANTS AND AGREEMENTS

10.01 Disclosure Generally. If and to the extent any information required to be furnished in any schedule is contained in this Agreement or in any other schedule, such information shall be deemed to be included in all schedules in which the information is required to be included to the extent that the meaning of such disclosure is reasonably apparent on its face. The inclusion of any information in any schedule shall not be deemed to be an admission or acknowledgment by the Company or Seller, in and of itself, that such information is material to or outside the ordinary course of the businesses of the Company and its Subsidiaries.

10.02 Acknowledgment by the Buyer Parties.

(a) The Buyer Parties acknowledge that they have conducted, to their satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer Parties have relied on the results of their own independent investigation and verification and the representations and warranties of the Company and Seller expressly and specifically set forth in this Agreement, including the schedules. SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND SELLER CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER TO THE BUYER PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BUYER PARTIES UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND SELLER. The Company, its Subsidiaries and Seller do not make or provide, and the Buyer Parties hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company’s or any of its Subsidiaries’ assets or any part thereto.

(b) In connection with the Buyer Parties’ investigation of the Company and its Subsidiaries, the Buyer Parties have received from or on behalf of the Company, its Subsidiaries or Seller certain projections. The Buyer Parties acknowledge and agree that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer Parties is familiar with such uncertainties, that the Buyer Parties are taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer Parties shall have no claim against the Company, its Subsidiaries, Seller or any direct or indirect equity holder of Seller with respect thereto. Accordingly, except as expressly set forth herein, none of the Company, its Subsidiaries and Seller makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

10.03 Tax Matters. The following provisions shall govern the allocation of responsibility as between Parent and Seller for certain tax matters following the Closing Date:

(a) Responsibility for Filing Tax Returns.

(i) Consolidated Income Tax Returns — Tax Periods Ending On or Before the Closing Date. Seller will include or cause to be included the income of the Company and its Subsidiaries (including any deferred items triggered into income by Treas. Reg. § 1.1502-13 and any excess loss account taken into income under Treas. Reg. § 1.1502-19) on the consolidated federal income Tax Return of the Affiliated Group of which Seller, the Company and its Subsidiaries are members (and any other Seller Tax Returns for any Taxes imposed upon, or measured by, income; and for which Seller files with the Company and its Subsidiaries on a consolidated, combined or unitary basis) for all periods through the Closing Date, shall prepare and timely file (or cause to be prepared and timely filed) such Tax Returns, and shall pay (or cause to be paid) any Taxes attributable to such income. The income of the Company and its Subsidiaries will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date. The parties hereto agree that they will treat the Company and its Subsidiaries as if they ceased to be part of the Affiliated Group of which Seller is a member within the meaning of Section 1504 of the Code, and any comparable or similar provision of state, local or foreign Laws or regulations, as of the close of business on the Closing Date.

(ii) Nonconsolidated Tax Returns Filed After Closing — Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all Tax periods ending on or prior to the Closing Date which are required to be filed after the Closing Date (other than Tax Returns described in Section 10.3(a)(i) above). At least fifteen (15) days prior to the date on which each such Tax Return is due to be filed, Seller shall submit such Tax Return to Parent for its review and approval, which approval shall not be unreasonably withheld or delayed. A failure by Parent to object to Seller in writing to a Tax Return described in this Section 10.03(a)(ii) within ten Business Days shall be considered Parent approval of such Tax Return. To the extent permitted by applicable Laws, such Tax Returns shall be prepared on a basis consistent with the past custom and practice of the Company.

(iii) Nonconsolidated Tax Returns Filed After Closing — Tax Periods Beginning Before and Ending After the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. At least fifteen (15) days prior to the date on which each such Tax Return is filed, Parent shall submit such Tax Return to Seller for its review, and, to the extent such Tax Return relates to the portion of a Tax period ending on the Closing Date, its approval, which approval shall not be unreasonably withheld or delayed. A failure by Seller to object to Parent in writing to a Tax Return described in this Section 10.03(a)(iii) within ten Business Days shall be considered Seller approval of such Tax Return. To the extent permitted by applicable Laws, such Tax Returns shall be prepared on a basis consistent with the past custom and practice of the Company. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(iv) Dispute Resolution for Nonconsolidated Tax Returns Filed After Closing. In the event Parent or Seller timely objects to the filing of a Tax Return described in Section 10.03(a)(ii) or (iii), respectively, and Seller and Parent cannot agree on a resolution of such objection prior to the due date (including extensions) for such Tax Return, then notwithstanding the disagreement Seller or Parent, respectively, shall be permitted to file such Tax Return by its due date (including extensions). As soon as practicable thereafter, Parent and Seller shall submit such dispute to the Independent Auditor for a determination as to whether the position(s) taken by Seller or Parent, respectively, on such Tax Return comply with applicable Laws and are reasonably consistent with the past custom and practice of the Company (to the extent permitted by applicable Laws). If the Independent Auditor determines that the Tax Return prepared and filed by Seller or Parent, respectively, either does not comply with applicable Laws or is unnecessarily inconsistent with the past custom and practice of the Company, and that the position of Parent or Seller, respectively, is correct, Seller or Parent, respectively, shall (a) prepare and file, at its expense, an amended Tax Return consistent with such conclusion, and (b) pay the costs of the Independent Auditor. If the Independent Auditor determines, on the other hand, that the Tax Return prepared and filed by Seller or Parent, respectively, complied with applicable Laws and was not unnecessarily inconsistent with the past custom and practice of the Company, Seller or Parent, respectively, will not be required to file an amended Tax Return and Parent or Seller, respectively, shall pay the costs of the Independent Auditor. If multiple positions on such Tax Return were disputed and, in accordance with this Section 10.03(a)(iv), the Independent Auditor determines that Parent should prevail with regard to certain such positions and Seller should prevail with regard to others, then Parent and Seller shall share the costs of the Independent Auditor in the ratio that matches the relative success of their positions in accordance with this Section 10.03(a)(iv).

(b) Cooperation on Tax Matters. Parent, the Company and its Subsidiaries, and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 10.03 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to preparing any Tax Return or to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or Seller, any extensions thereof) applicable to such Tax period, and to abide by all record retention agreements entered into with any Tax authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, to allow the other party to take possession of such books and records.

(c) Audits; Contests.

(i) Tax Claims. If, subsequent to the Closing, Parent, the Company or any of its Subsidiaries receives notice of a claim by any Taxing authority that, if successful, could result in an indemnity payment by Seller under this Agreement (a “Tax Claim”), then within thirty (30) days after receipt of such notice, Parent shall give written notice of such Tax Claim to Seller. If, subsequent to the Closing, Seller receives notice of a Tax Claim that, if successful, could result in an indemnity payment by Seller under this Agreement, then within thirty (30) days after receipt of such notice, Seller shall give written notice of such Tax Claim to Parent. Seller shall have the right, at its own expense, to control the conduct and resolution of any such Tax Claim; provided, however, that Seller shall keep Parent informed of all developments on a timely basis and shall not settle such Tax Claim without Parent’s approval, which approval shall not be unreasonably withheld, if the settlement of such Tax Claim would, in Parent’s reasonable opinion, have more than an insignificant adverse effect on Parent’s, the Company’s or any of the Company’s Subsidiaries’ liability for Taxes in any period after the Closing. If Seller elects not to control the conduct and resolution of any such Tax Claim, Seller shall notify Parent in writing, and Parent shall have the right to control the conduct and resolution of such Tax Claim; provided, however, that if Parent exercises its right to control the conduct and resolution of such Tax Claim, Parent shall keep Seller informed of all developments on a timely basis.

(ii) Certain Seller Audits. If, subsequent to the Closing, Seller receives notice of a claim by any Taxing authority relating to an Affiliated Group that, if successful, would have more than an insignificant adverse effect on the Tax liability or the Tax basis of any asset of the Company or any of its Subsidiaries for any period after the Closing, then within thirty (30) days after receipt of such notice, Seller shall give written notice of the same to Parent. Seller shall permit Parent and its counsel to participate, at Parent’s expense, in the defense of any such claim to the extent not expressly prohibited under the Clear Channel Tax Sharing Agreement. To the extent not expressly prohibited under the Clear Channel Tax Sharing Agreement, Seller shall not settle such claim without Parent’s approval, which approval shall not be unreasonably withheld, if the settlement would have more than an insignificant adverse effect on Parent’s, the Company’s or any of the Company’s Subsidiaries’ liability for Taxes in any period after the Closing.

(iii) For purposes of this Section 10.03(c) above, an “insignificant adverse effect” shall mean an adverse effect in an amount less than five hundred dollars ($500).

(d) Refunds. Seller shall be entitled to an amount equal to any refunds (including any interest paid thereon) or credits of Taxes attributable to Tax periods of the Company or any of its Subsidiaries ending (or deemed pursuant to Section 10.03(a) to end) on or before the Closing Date. Parent shall promptly notify Seller in writing of any Tax refund(s)

received by or payable to the Company or any of its Subsidiaries after the Closing in respect of a period ended before or including the Closing Date. Parent shall, or shall cause the Company or its Subsidiaries to, promptly forward to or reimburse Seller for any such refunds (including any interest paid thereon) or credits due Seller (pursuant to the terms of this Agreement) after receipt thereof. Notwithstanding the foregoing, however, in the event the Affiliated Group of which Seller, the Company and its Subsidiaries are members files, after the Closing Date, an amended consolidated income Tax Return for any Tax year ended on or before the Closing Date and such amended Tax Return results in an increase in the amount of income which otherwise would be reportable by Parent, the Company or any of its Subsidiaries for a Tax period ended after the Closing Date, Seller shall indemnify, defend and hold Parent, the Company and its Subsidiaries harmless from and against the amount of any increase in Parent’s (or its stockholders’), the Company’s or any of its Subsidiaries’ liability for Taxes by reason of the filing of such amended consolidated income Tax Return.

(e) Post-Closing Transactions.

(i) Parent and Seller agree to report (or cause to be reported) all transactions not in the ordinary course of business occurring on the Closing Date, but after the Closing, on Parent’s federal income Tax Return to the extent permitted by Treas. Reg. §1.1502-76(b)(1)(ii)(B). Parent agrees to indemnify Seller Indemnified Parties for any additional Tax owed by Seller, Holdco or any of their Affiliates (including Tax owed by Seller, Holdco or any of their Affiliates due to this indemnification payment) resulting from any transaction engaged in by the Company or any of its Subsidiaries not in the ordinary course of business occurring on the Closing Date and after Parent’s purchase of the Shares hereunder.

(ii) In addition to, and not in limitation of, Seller’s indemnification obligations for the benefit of Parent under Section 9.02 hereof in respect of any breach by Seller or the Company of a representation, warranty or covenant relating to Taxes, Seller shall indemnify, defend and hold Parent, the Company and its Subsidiaries harmless from and against any and all Taxes for which the Company or any of its Subsidiaries may be liable as a result of the application of Treas. Reg. § 1.1502-6 with respect to transactions entered into by Persons other than the Company and its Subsidiaries and occurring after the Closing Date, but during the Tax year of the Affiliated Group of which Seller, the Company and its Subsidiaries are members and in which the Closing occurs.

(f) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements to which the Company or any of its Subsidiaries is a party shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder, although it is specifically understood and agreed that the Company and its Subsidiaries shall continue, after the Closing Date, to be beneficiaries of the indemnification obligations of Clear Channel Communications, Inc. and subject to the obligations set forth in the Clear Channel Tax Sharing Agreement.

(g) Transfer Taxes. Parent and Seller shall each pay one-half of any documentary, stamp, stock transfer, or similar Tax payable as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and the parties hereto shall cause all such Transfer Taxes to be paid in full at the Closing. Each of Parent and Seller agrees to cooperate with the other party in the filing of any Tax Returns it may be required to file with respect to the Transfer Taxes, including promptly supplying any information in its possession reasonably requested by such party that is reasonably necessary to complete such Tax Returns.

10.04 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall, and shall cause their Affiliates to, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller shall, as promptly as reasonably practicable following receipt thereof, respond to any written inquiry received from Parent from time to time during the three-year period following the Closing Date as to the continued existence of a directors and officers insurance policy applicable to the officers and directors of Live Nation and its Subsidiaries.

ARTICLE XI.

DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. For purposes of Section 1.05 hereof, Affiliate shall include, as to any Person who is a natural Person, the Immediate Family of such Person, trusts, limited partnerships or other entities for the benefit of such Person or such Person’s Immediate Family and any entity (other than the Company or its Affiliates) that, directly or indirectly, through one or more intermediaries, is controlled by or is under common control with such Person or the Immediate Family of such Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable competition, merger control, antitrust, trade regulation or similar transnational, national, federal or state, domestic or foreign laws, statutes or regulations, and other laws, statutes or regulations and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means a day other than Saturday or Sunday or any other day on which banks in New York City are required to or may be closed.

“Cash on Hand” means, with respect to the Company and its Subsidiaries, all cash (including deposits in transit), cash equivalents and marketable securities, as of 11:59 p.m. (New York City time) on the day immediately preceding the Closing Date; provided that in no event shall “Cash on Hand” include any cash, cash equivalents or marketable securities distributed by the Company to Seller or to any of Seller’s Affiliates (other than a Subsidiary of the Company) on the Closing Date prior to Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company’s Accounting Practices and Procedures” means the customary accounting methods, policies, practices and procedures, including classification and estimation methodology, used by the Company in the preparation of the Audited Financial Statements.

“Company EBITDA” means the Company’s and its Subsidiaries’ consolidated earnings before interest, taxes, depreciation and amortization for the 12-months ended June 30, 2008, as set forth on Schedule 11.01(a)(i).

“Company EBITDA Breach” means, in response to an action brought by the Buyer Indemnified Parties in accordance with the applicable provisions of Article IX, a final, non-appealable decision of a court having jurisdiction over such matters pursuant to Section 12.16 that (i) the representations and warranties of the Company set forth in the second sentence of Section 4.06(a) have been breached and that (ii) such breach has resulted in Company EBITDA being less than the amount set forth on Schedule 11.01(a)(ii); provided that in no event shall any Buyer Indemnified Party bring any such action with respect to, or shall any Company EBITDA Breach be determined to exist in connection with, any Designated Accounts Receivable.

“Company EBITDA Losses” means the amount of any Losses resulting from any Company EBITDA Breach, as determined by a final, non-appealable decision of a court having jurisdiction over such matters pursuant to Section 12.16, the amount of which Company EBITDA Losses shall be subject to the limitations on the liability of Seller set forth in Sections 9.02(b)(i) and (iii).

“Designated Accounts Receivable” means those accounts receivable of the Company and its Subsidiaries set forth on Schedule 11.01(b).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other employment, severance, retention, change-in-control, incentive (equity or otherwise), fringe benefit or other compensatory agreement, plan, program or arrangement maintained, or contributed to, by the Company or its Subsidiaries (as a participating employer or otherwise) with or for the benefit of any current or former officer, employee or other personnel of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability.

“Environmental Laws” means any and all applicable federal, state, local and foreign laws including common law, statutes, ordinances, rules, permits, regulations, or orders of any Governmental Authority pertaining to the protection of human health, safety or the environment enacted and in effect on or prior to the Closing Date, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate,” with respect to any Person, shall mean any entity other than such Person that, together with such Person, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any domestic or foreign, federal, state, municipal or local government (or any political subdivision thereof) or any domestic or foreign governmental, regulatory or administrative authority or any department, commission, board, agency, court, tribunal, judicial body or instrumentality thereof.

“Hazardous Materials” means any substance that is identified and regulated (or the cleanup of which can be required) under any Environmental Law. Without limiting the generality of the foregoing, the term Hazardous Materials shall include (i) “hazardous wastes,” “solid wastes,” “hazardous substances,” “toxic substances,” “pollutants,” or “contaminants” or other similarly identified designations in, or otherwise subject to regulation under, any Environmental Law; and (ii) petroleum, crude oil, refined petroleum products and fractions or by-products thereof, in each case whether in their virgin, used or waste state.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Immediate Family” means, with respect to any individual, such individual’s spouse, parents, children, grandchildren, siblings, nieces or nephews.

“Indebtedness” means, without duplication, the sum of all obligations of the Company and its Subsidiaries for borrowed money and any accrued interest or prepayment premiums related thereto. For the avoidance of doubt, Indebtedness shall not include any (a) guarantees, letters of credit, performance bonds, sureties and/or similar obligations of any kind or nature issued by or on behalf of the Company or any of its Subsidiaries in connection with any customer contracts, proposals or otherwise and (b) intercompany accounts among the Company and any of its Subsidiaries.

“Indebtedness Payoff Amount” means the amount required to repay all Indebtedness of the Company, and any of its Subsidiaries, outstanding as of immediately prior to the Closing.

“Intellectual Property” means (a) all patents, patent applications and patent disclosures, (b) all trademarks, services marks, trade dress, logos, trade names, domain names and corporate names, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, works of authorship and all copyrights, and all applications, registrations and renewals in connection therewith, and (d) all trade secrets, confidential information and know-how.

“Latest Balance Sheet” means the unaudited, consolidated balance sheet of the Company and its Subsidiaries, as of June 30, 2008.

“Laws” means all federal, state or local laws, ordinances, regulations, rules, orders, writs, judgments, injunctions or decree of any Governmental Authority.

“Liens” means any lien, charge, security interest, mortgage, pledge, deed of trust, restriction on transfer, option, right to purchase, easement or other encumbrance.

“Live Nation” means Live Nation, Inc., a Delaware corporation.

“Losses” means all losses, costs, damages, penalties, judgments, fines, amounts paid in settlement, liabilities and expenses (including, without limitation, reasonable legal, accounting and other professional fees and expenses), other than punitive damages, lost profits (including damages for loss of business reputation) or consequential, incidental, special or other unforeseen damages, except to the extent such punitive damages, lost profits or consequential, incidental, special or other unforeseen damages constitute a Third Party Claim.

“Material Adverse Effect” means any change, effect or development that is materially adverse to the assets, financial condition or results of operations of the Company Business; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by this Agreement (including, without limitation, the impact thereof on the Company’s and any of its Subsidiaries’ relationships with customers, suppliers, partners and employees); (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which the Company and any of its Subsidiaries participate, the U.S. economy or any other economy where the Company or any of its Subsidiaries do business (in each case, as a whole) or the capital markets in general or the markets in which the Company and any of its Subsidiaries operate that does not have a disproportionately adverse effect on the Company Business; (c) the effect of any change arising in connection with any outbreak of hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable Laws, rules or regulations or the interpretation thereof; (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement; (f) any failure by the Company or any of its Subsidiaries to meet internal projections for any period ending (or for which revenues, earnings or other financial data are released) after the date of this Agreement (but not the underlying events that gave rise to such failure); or (g) any failure to renew or extend the contracts and agreements set forth on Schedule 11.01(c) (including, without limitation, any resulting loss by the Company or any of its Subsidiaries of any of the rights or benefits thereunder).

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means the result of (i) all current assets (excluding Cash on Hand and income Taxes and deferred Taxes) of the Company and its Subsidiaries minus (ii) all current liabilities (excluding Indebtedness, interest payable on Indebtedness, income Taxes and deferred Taxes) of the Company and its Subsidiaries, in each case determined, except as set forth on Schedule 1.04, in accordance with GAAP applied on a basis consistent with the Company’s Accounting Practices and Procedures; provided that, notwithstanding anything herein to the contrary, for purposes of calculating “Net Working Capital” (x) all Tax deductions, Tax refund receivables, reduction in Tax liabilities and other Tax benefits of the Company and its Subsidiaries related to or arising out of the transactions contemplated hereby (whether or not realizable within 12 months after the Closing), including as may be related to the payment of any portion of Indebtedness Payoff Amount, shall be treated as current assets or a reduction in current liabilities, as applicable, of the Company that arose as of 11:59 p.m. (New York City time) on the day immediately preceding the Closing Date (i.e., such that such Tax benefits shall be included in the computation of the Estimated Net Working Capital Amount and the final Net Working Capital Amount) and (y) except to the extent contemplated by the preceding clause (x), in no event will the determination of “Net Working Capital” include any intercompany accounts. Schedule 1.04 sets forth an example of the calculation of Net Working Capital based on the current assets and current liabilities reflected in the Latest Balance Sheet.

“Net Working Capital Amount” means the Net Working Capital of the Company and its Subsidiaries as of 11:59 p.m. (New York City time) on the day immediately preceding the Closing Date.

“ordinary course of business” means, with respect to the Company and its Subsidiaries, the ordinary course of business of the Company and its Subsidiaries consistent with past practice, including, without limitation, (i) the promotion, production, sponsorship and operation of motorsports and other events (or series of events), including all Supercross, Arenacross, Monster Jam, Thunder Nationals, Nitro Jam, Street Warriorz, Thunder Jam, Freestyle Motocross and Professional Bull Riding events, (ii) the entry into venue, sponsorship, licensing, television and marketing agreements and other contracts related to such motorsports and other events, and (iii) the conduct by the Company and its Subsidiaries of business activities related to such motorsports and other events, including the development, promotion and marketing thereof and sales of merchandise related thereto.

“Permitted Liens” means (i) any restriction on transfer arising under applicable securities law; (ii) Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries and otherwise shown in the Latest Balance Sheet; (iii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material; (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Owned Real Property or the Leased Real Property which are not violated by the current use and operation or proposed use in connection with the Company’s and its Subsidiaries’ businesses conducted or to be conducted at the Owned Real Property or the Leased Real Property; (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Owned Real Property or the Leased Real Property which do not impair the occupancy or use of the Owned Real Property or the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s and its Subsidiaries’ businesses and any matters disclosed on the Commitment No. NCS-121656-CHI1 dated September 7, 2005 and issued by First American Title Insurance Company; (vi) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements; (viii) Liens of lessors and licensors arising under lease agreements or license arrangements; (ix) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; (x) prior to the Closing, Liens securing the Senior Credit Facility or other Indebtedness to be paid off at the Closing; (xi) those Liens set forth on Schedule 11.01(d); and (xii) other Liens that either individually or in the aggregate do not have a Material Adverse Effect.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or Governmental Authority.

“Post-Spin Off Tax Period” means any Tax period beginning on or after the December 21, 2005 spin-off of Live Nation from its former parent, Clear Channel Communications, Inc.

“Senior Credit Facility” means that certain Second Amended and Restated Credit Agreement, dated as of July 17, 2008, among JPMorgan Chase Bank, N.A., as Administrative Agent, Live Nation, Seller and certain other parties thereto, as amended, together with all agreements and instruments entered into or delivered pursuant thereto.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), (A) a majority of the ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or (B) that Person shall be or control, directly or indirectly, any managing director or general partner of such business entity.

“Target Net Working Capital Amount” means $5,500,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Return” or “Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transaction Expenses” means any and all expenses, fees, commissions, compensation or other amounts of Seller, the Company or any of its Subsidiaries that are payable by the Company or any of its Subsidiaries as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement to the extent that such amounts (x) have not been paid at or prior to the Closing and (y) were not taken into account in the determination of the Final Purchase Price pursuant to Section 1.04 hereof, which shall include without limitation: (a) the fees, expenses, charges and other payments to counsel, accountants, financial advisors or investment bankers of Seller, the Company or any of its Subsidiaries arising out of the transactions contemplated by this Agreement; and (b) all amounts due to any employee or consultant of Seller, the Company or any of its Subsidiaries in respect of any stay bonuses, severance payments, change of control payments or other payments (i) arising solely from the consummation of the transactions contemplated by this Agreement, and (ii) that do not require any action on the part of the Buyer Parties, the Company or any of its Subsidiaries following the Closing to make such amounts due, including termination of employment of such person.

11.02 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
Acceleration Amount	1.05(f)
Acceleration Event	1.05(e)
Agreement	Preamble
Annual Acceleration Amount	1.05(f)
Audited Financial Statements	4.06(a)
Average Commission Amount	1.05(f)
Average Commission Percentage	1.05(f)
Buyer	Preamble
Buyer Indemnified Parties	9.02(a)
Buyer Parties	Preamble
Buyer Plans	7.06(a)
Cap	9.02(b)
Change of Control Transaction	6.03(c)
Clear Channel Tax Sharing Agreement	4.09(h)

Closing	1.03(a)
Closing Date	1.03(a)
Closing Payment Certificate	1.01(a)
Closing Statement	1.04(a)
Common Stock	Recitals
Company	Preamble
Company Business	1.05(c)
Company Confidential Information	6.01(a)
Competing Tour	6.03(d)
Continuing Employee	7.06(a)
Declaration	4.08(b)
Deductible	9.02(b)
Disclosure Schedule	Article III
Dispute	12.17
Earn-Out Amount	1.05(f)
Earn-Out Expiration Date	1.05(a)
Earn-Out Notice of Disagreement	1.05(a)
Earn-Out Statement	1.05(a)
Earn-Out Year	1.05(a)
Employee	7.06(a)
Enterprise Value	1.01(b)
Estimated Cash on Hand	1.01(a)
Estimated Net Working Capital Amount	1.01(a)
Final Adjustment Amount	1.04(d)
Final Purchase Price	1.04(d)
Financial Statements	4.06(a)
Foreign Plan	4.13(f)
Holdco	4.09(h)
Indemnification Notice	9.05
Indemnified Dispute	9.02(a)
Indemnified Dispute Recoveries	9.09(b)
Indemnitee	9.05
Indemnitor	9.05
Independent Auditor	1.04(b)
Insurance Policy	4.14
Insurance Policies	4.14
Interim Financial Statements	4.06(a)
IRS	4.13(b)
Leased Real Property	4.08(c)
Live Nation Marks	7.07(b)
Material Contract	4.10(a)
Maximum Earn-Out Amount	1.05(f)
Objections Statement	1.04(b)
Owned Real Property	4.08(b)
Parent	Preamble
Partial Disposition Event	1.05(d)

Permits	4.20
Present Value	1.05(f)
Purchase Price	1.01(b)
Real Property	4.08(c)
Real Property Leases	4.08(c)
Restricted Period	6.03(b)
Restrictive Covenants	6.03(f)
Securities Act	5.07
Seller	Preamble
Seller Affiliate Employee	7.06(d)
Seller Confidential Information	6.01(b)
Seller Indemnified Parties	9.03(a)
Shares	Recitals
Special Deductible	9.02(b)
Specialized Sports Events	6.03(d)
Sponsorship Commissions	1.05(f)
Sponsorship Gross Revenue	1.05(f)
Sponsorship Net Revenue	1.05(f)
Subsequent Earn-Out Year	1.05(d)
the Company’s knowledge	12.03
Target Sponsorship Gross Revenue	1.05(f)
Tax Benefit	9.06
Tax Claim	10.03(c)
Third Party Claim	9.05
Threshold	9.02(b)
Transferred Business Segment	1.05(d)
Transfer Taxes	10.03(g)
Transition Services Agreement	2.01(b)

ARTICLE XII.

MISCELLANEOUS

12.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, any other announcement or communication to the employees, consultants, customers or suppliers of the Company or any of its Subsidiaries, shall be issued or made by any party hereto without the joint approval of Parent and Seller, unless required (upon the reasonable advice of counsel) by applicable Law or the rules and regulations of any national securities exchange upon which such party’s (or any of its Affiliate’s) securities are traded, in which case Parent and Seller shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.

12.02 Expenses. Each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, brokers’ fees, attorneys’ fees and accountants’ fees; provided, each of Seller and Parent shall be responsible for half of the filing fees under the HSR Act and any other applicable Antitrust Law.

12.03 Knowledge Defined. For purposes of this Agreement, the term “the Company’s knowledge” as used herein shall mean the actual knowledge after reasonable inquiry of Charlie Mancuso, Mark Thompson, Louis Gurwitch, Eric Cole, Tim Murray, Ken Hudgens, Kathy Willard and Michael Rowles.

12.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one day after deposit with Federal Express or similar overnight courier service or three days after being mailed by first class mail, return receipt requested. Notices, demands and communications to the Buyer Parties, the Company and Seller shall, unless another address is specified in writing, be sent to the addresses indicated below:

Notices to the Buyer Parties or, following the Closing, the Company:

Feld Entertainment, Inc.

8607 Westwood Center Drive

Vienna, VA 22182

Fax: (703) 448-4095

Attn: Jerome S. Sowalsky

with a copy to:

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, NY 10103-3198

Fax: (212) 318-3400

Attn: Richard A. Palmer, Esq.

          Jeffrey M. Marks, Esq.

Notices to Seller and, prior to Closing, the Company:

Live Nation Worldwide, Inc.

9348 Civic Center Drive

Beverly Hills, CA 90210

Fax: (310) 867-7158

Attn: Michael Rowles

with a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071-1560

Attn: James P. Beaubien

Fax: (213) 891-8763

Notwithstanding the foregoing, any party may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above by personal delivery, messenger service, ordinary mail and/or facsimile transmission; provided, however, that no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications required or permitted hereunder are to be delivered by giving the other party(ies) notice in the manner herein set forth.

12.05 Assignment; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than Article IX (Indemnification), which is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons.

12.06 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.07 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Any reference to any federal, state, county, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) “or” is not exclusive; and (v) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits hereto and the Disclosure Schedules) and not to any particular term or provision of this Agreement, unless otherwise specified.

12.08 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

12.09 Amendment and Waiver. Any provision of this Agreement, or the schedules or exhibits hereof, may be amended or waived only in a writing signed by Parent and Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.10 Complete Agreement. This Agreement (including the Disclosure Schedules hereto) and the Transition Services Agreement contain the complete agreement between the parties hereto and supersede any prior understandings, agreements (including that certain Confidentiality Agreement, dated April 2, 2008, by and between Seller and Parent) or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

12.11 Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

12.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12.

12.13 Guarantee. Subject to the terms and conditions of this Agreement, Parent will cause Buyer to perform its pre-Closing and Closing obligations under this Agreement and will cause Buyer to consummate the purchase transaction contemplated thereby and to pay the Purchase Price and all other payments required to be made by Buyer under this Agreement. Subject to the terms and conditions hereof, Parent hereby waives any and all defenses specifically available to a guarantor (other than non-performance of any of Seller’s obligations hereunder and other than performance in full by Buyer or any of its Affiliates).

12.14 Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 12.14 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

12.15 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by, and construed in accordance with, the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

12.16 Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery or any federal court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.04 shall be deemed effective service of process on such party.

12.17 Dispute Resolution. From and after the Closing Date, except as otherwise provided by Article I and subject to Section 12.14 above, in the event any claim, demand, disagreement, controversy or dispute (a “Dispute”) arises from or in connection with this Agreement or the breach hereof, the parties shall negotiate in good faith to resolve such Dispute prior to the submission thereof to any court having jurisdiction over such Dispute pursuant to Section 12.16 hereof; provided, however, that if (a) any such Dispute involves only monetary damages in an amount not in excess of $100,000 and (b) such Dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle such Dispute in an amicable manner by non-binding mediation to be held in Los Angeles, California, administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to any such court for the resolution thereof.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

COMPANY:

LIVE NATION MOTOR SPORTS, INC.

By:	/s/ Kathy Willard
Name:	Kathy Willard
Its:	Executive Vice President, Chief Financial Officer and Secretary

PARENT:

FELD ENTERTAINMENT, INC.

By:	/s/ Michael Little
Name:	Michael Little
Its:	Senior Vice President - Finance, Treasurer and Chief Financial Officer

BUYER:

FELD ACQUISITION CORP.

By:	/s/ Michael Little
Name:	Michael Little
Its:	Senior Vice President - Finance, Treasurer and Chief Financial Officer

SELLER:

LIVE NATION WORLDWIDE, INC.

By:	/s/ Kathy Willard
Name:	Kathy Willard
Its:	Executive Vice President, Chief Accounting Officer and Assistant Secretary

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